   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998


                                                      REGISTRATION NO. 333-42323
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                               AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT


                        UNDER THE SECURITIES ACT OF 1933
                              -------------------

                                DOUBLECLICK INC.

             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            7319                           13-3870996
           (State of                (Primary Standard Industrial            I.R.S. Employer
         Incorporation)                 Classification Code)             Identification Number)

                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                               KEVIN J. O'CONNOR
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:

         ALEXANDER D. LYNCH, ESQ.                      MARK G. BORDEN, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    HALE AND DORR LLP
        1633 BROADWAY, 47TH FLOOR                        60 STATE STREET
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02109
              (212) 581-1600                              (617) 526-6000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                TITLE OF EACH CLASS                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
                  OF SECURITIES TO                    AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING   REGISTRATION
                   BE REGISTERED                      REGISTERED(1)     PER SHARE (2)           PRICE (2)          FEE (3)
Common Stock, par value
  $.001 per share...................................     2,875,000        $    14.00        $    40,250,000.00    $   11,874



(1) Includes 375,000 shares of Common Stock which the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.



(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a).



(3) Previously paid.


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                               ------------------

    All of the 2,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to the offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".

    Shares of Common Stock may be reserved for sale at the initial public offering price to the Company's employees, directors and other persons with direct business relationships with the Company. Such employees, directors and other persons may purchase, in the aggregate, not more than 10% of the Common Stock offered hereby. See "Underwriting".

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DCLK", subject to official notice of issuance.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                       INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                       OFFERING PRICE       DISCOUNT(1)          COMPANY(2)
                                                     ------------------  ------------------  ------------------
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $

--------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting estimated expenses of $750,000 payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 375,000 shares at the initial public offering price, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting".
                               ------------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                                 BT ALEX. BROWN

                                                                 COWEN & COMPANY
                                  ------------

               The date of this Prospectus is             , 1998

[DEPICTION OF THE COMPANY'S DART TECHNOLOGY AND THE COMPANY'S DOUBLECLICK
NETWORK,

                      DART SERVICE AND DOUBLECLICK DIRECT]

    The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year of the Company.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.


    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) REFLECTS, UPON THE CLOSING OF THE OFFERING, THE FILING OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY WHICH, AMONG OTHER THINGS, WILL AUTHORIZE 5,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK; (II) REFLECTS, UPON THE CLOSING OF THE OFFERING, THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S CONVERTIBLE PREFERRED STOCK INTO AN AGGREGATE OF 6,234,434 SHARES OF COMMON STOCK (THE "PREFERRED STOCK CONVERSION"); AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.


                                  THE COMPANY

    DoubleClick is a leading provider of comprehensive Internet advertising solutions for advertisers and Web publishers. The Company's technology and media expertise enable it to dynamically deliver highly targeted, measurable and cost-effective Internet advertising for advertisers and to increase ad sales and improve ad space inventory management for Web publishers. DoubleClick offers three distinct Internet advertising solutions: (i) the DoubleClick Network, a leading Internet advertising network which provides ad delivery and related services to over 60 Web sites, including AltaVista, The Dilbert Zone, Macromedia and U.S. News and World Report; (ii) DoubleClick's DART (Dynamic Advertising Reporting and Targeting) Service, an Internet advertising management solution for Web publishers with internal ad sales forces, which is currently being utilized by over 20 Web publishers, including NBC, THE WALL STREET JOURNAL INTERACTIVE EDITION, RealNetworks and THE SPORTING NEWS; and (iii) DoubleClick Direct, the Company's recently introduced advertising solution designed specifically for direct marketers.

    DoubleClick's proprietary DART technology provides the platform for the Company's solutions. This technology enables advertisers to optimize ad performance by dynamically targeting and delivering ads to Web users based on pre-selected criteria. As a user visits the Web sites of Web publishers which utilize the Company's solutions, DART collects information regarding the user and his or her viewing activities and ad responses, and applies this data to improve its ability to predict the user's reaction and enhance DART's ad targeting capabilities. The sophisticated tracking and reporting functionality incorporated into DART provides advertisers with accurate measurements of ad performance based on selected criteria. In addition, DART provides Web publishers with sophisticated ad space inventory management capabilities.

    The Company estimates that in December 1997, more than 20 million users visited the Web sites of Web publishers which utilized the Company's solutions, resulting in an aggregate of over 900 million requests received by DoubleClick for the delivery of ads (impressions). During the same period, DoubleClick managed over 7,000 Internet advertisements for over 600 advertisers, and over 100 Web publishers representing an aggregate of approximately 350 Web sites utilized the Company's Internet advertising solutions.


    The Internet and the Web have enjoyed unprecedented growth in recent years. The Company believes that by the end of 1997 there will be over 29 million Web users in the United States and over 50 million users worldwide, and the number of Web users is expected to increase to 72 million in the United States and 129 million worldwide by the end of 2000. The Company believes that, in 1997, an estimated 47% of Internet users had a college degree, 67% were between the ages of 18 and 44 and their mean household income was $53,000. The Company believes that advertisers will seek to take advantage of the attractive demographics of Internet users. The Company believes that the dollar value of Internet advertising in the United States will increase from $551 million in 1997 to $4.0 billion in 2001, representing a 64% compounded annual growth rate. The Company believes that the Internet represents an attractive new medium for direct marketing, which has traditionally been conducted through direct mail and telemarketing, because highly targeted product offers can be made to consumers at the point-of-sale. The Company believes that revenues from direct marketing over the Internet will exceed $1.3 billion in 2002.


    As a medium for advertisers and advertising agencies, the Internet offers a number of significant advantages over traditional media which the Company believes will lead to significant increases in overall Internet advertising spending. The Internet provides advertisers with the opportunity to reach highly targeted audiences, aggregate ad purchasing, access international, national and local markets, improve advertising accountability and performance, and provide enhanced direct marketing capabilities. DoubleClick's solutions are designed to enable advertisers to take advantage of these growing opportunities to realize significant economic gain through Internet advertising.

    Web publishers that attempt to support, or profit from, their Web sites by selling Internet advertising are seeking advertising solutions that enable them to increase Web advertising sales, manage Web advertising operations, and effectively manage ad space inventory. DoubleClick provides Web publishers with three distinct Internet advertising solutions which address these issues. By joining the DoubleClick Network, Web publishers can take advantage of DoubleClick's extensive and experienced ad sales organization and also benefit from the dynamic ad targeting and reporting functionality provided by the DART technology. For Web publishers with internal ad sales organizations seeking a comprehensive turnkey ad management solution, DoubleClick offers its DART Service. Using the recently launched DoubleClick Direct, Web publishers can sell their Web sites' available ad space inventory on a cost-per-action basis to direct marketers.

    To provide U.S. and foreign advertisers with the ability to deliver their ads in global markets and provide Web publishers in international markets with the ability to outsource their ad sales, technical operations and ad space inventory management, the Company is developing DoubleClick Networks in Australia, Canada and the United Kingdom, and through its business partners, in Japan, Iberoamerica (Spain, Portugal and Latin America) and Scandinavia. To support this initiative, DoubleClick has recently opened sales offices in Australia, Canada and the United Kingdom which offer all of the Company's solutions.

    The Company was incorporated in Delaware on January 23, 1996 as DoubleClick Incorporated and changed its name to DoubleClick Inc. on May 14, 1996. The Company's principal executive offices are located at 41 Madison Avenue, 32nd Floor, New York, New York 10010, and its telephone number at that location is
(212) 683-0001.

                                  THE OFFERING

Common Stock offered by the Company..................  2,500,000 shares
Common Stock to be outstanding after the offering....  14,853,406 shares(1)
Use of proceeds......................................  For general corporate purposes, including working capital, expansion
                                                       of international operations and
                                                       sales and marketing capabilities,
                                                       and possible acquisitions. See "Use
                                                       of Proceeds".
Proposed Nasdaq National Market symbol...............  "DCLK"

------------------------

(1) Based on the number of shares of Common Stock outstanding on December 31, 1997. Excludes 2,020,167 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1997, with a weighted average exercise price of $1.78 per share. See "Capitalization", "Management -- 1997 Stock Incentive Plan", "Description of Securities" and Note 5 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                 JANUARY 23, 1996
                                                                                    (INCEPTION)          YEAR
                                                                                      THROUGH           ENDED
                                                                                   DECEMBER 31,      DECEMBER 31,
                                                                                       1996              1997
                                                                                 -----------------  --------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.......................................................................     $     6,514       $   30,597
Cost of revenues...............................................................           3,780           20,628
Gross profit...................................................................           2,734            9,969
Operating expenses.............................................................           5,842           18,434
Loss from operations...........................................................          (3,108)          (8,465)
Net loss.......................................................................     $    (3,192)      $   (8,356)
                                                                                       --------     --------------
                                                                                       --------     --------------
Pro forma basic and diluted net loss per share(1)..............................     $     (0.35)      $    (0.80)
                                                                                       --------     --------------
                                                                                       --------     --------------


                                                                                     AS OF DECEMBER 31, 1997
                                                                                 --------------------------------
                                                                                                    PRO FORMA
                                                                                    ACTUAL      AS ADJUSTED(2)(3)
                                                                                 -------------  -----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents, and short-term investments..........................   $     8,546      $    38,021
Working capital................................................................         7,512           36,987
Total assets...................................................................        21,742           51,217
Total stockholders' equity.....................................................         9,400           38,875

------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.

(2) Pro forma to give effect to the Preferred Stock Conversion.

(3) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share after deducting the underwriting discount and the estimated offering expenses payable by the Company. See "Use of Proceeds".
                            ------------------------

    DOUBLECLICK IS A REGISTERED TRADEMARK OF THE COMPANY. DART, DOUBLECLICK NETWORK, DOUBLECLICK DIRECT AND THE DOUBLECLICK LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS CONTAINS OTHER PRODUCT NAMES, TRADE NAMES AND TRADEMARKS OF THE COMPANY AND OF OTHER ORGANIZATIONS, ALL OF WHICH ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

EXTREMELY LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ANTICIPATION OF
  CONTINUED LOSSES

    The Company was incorporated in January 1996 and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with extremely limited operating histories, particularly companies in the new and rapidly evolving markets for the Internet and Internet services, including the Internet advertising market. There can be no assurance that the Company will be successful in addressing such risks. Although the Company has experienced revenue growth in recent periods, historical growth rates may not be sustained and are not necessarily indicative of future operating results. Given the level of planned operating and capital expenditures, the Company anticipates that it will continue to incur operating losses at least into 1999. There can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability. To the extent that revenues do not grow at anticipated rates, that increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

WEB PUBLISHER CONCENTRATION; DEPENDENCE ON ALTAVISTA

    Ads delivered on the Web sites of the top four Web publishers on the DoubleClick Network accounted for approximately 61.2% of the Company's revenues for the year ended December 31, 1997. The Company anticipates that a substantial portion of the Company's future revenues will be derived from ads delivered on the Web sites of a limited number of Web publishers. The Company typically enters into short-term contracts with Web publishers for inclusion of their Web sites in the DoubleClick Network. The loss of one or more of the Web sites which account for a significant portion of the Company's revenues from the DoubleClick Network or any reduction in traffic on such Web sites could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the loss of such Web sites may result in the loss of advertisers or Web publishers from the DoubleClick Network, which could have a material adverse effect on the Company's business, results of operations and financial condition.

    Revenues from advertisements delivered on the AltaVista Web site represented 44.7% of the Company's revenues for the year ended December 31, 1997. AltaVista, a subsidiary of Digital Equipment Corporation, is a significant part of the DoubleClick Network and the Company expects AltaVista to continue to account for a significant portion of the Company's revenues for the next few years. In December 1996, the Company entered into an agreement with Digital Equipment Corporation to be the exclusive third-party provider of advertising services on specified pages within the AltaVista Web site. The agreement was amended on January 7, 1998 to extend the term through December 1999 and to provide that the agreement survives a change of control of AltaVista or Digital Equipment Corporation, provided that, notwithstanding either such provision, either party may terminate the agreement after July 1998 upon 90 days prior written notice. On January 26, 1998, Digital Equipment Corporation announced it had signed a definitive merger agreement pursuant to which it would, upon satisfaction of certain closing conditions, be acquired by Compaq Computer Corp. Any development materially affecting the business or financial condition of AltaVista, including the completion of the proposed acquisition of Digital Equipment Corporation by Compaq Computer Corp., could have a material adverse effect on

AltaVista's business or the Company's relationship with AltaVista. The loss of AltaVista as part of the DoubleClick Network, any reduction in traffic on the AltaVista Web site, or a termination of AltaVista's contract with the Company, would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, given the short-term nature of the AltaVista contract, as is the case with most of the Company's Web publisher contracts, the Company will have to negotiate new contracts or renewals which may have terms that are not as favorable to the Company as the existing contracts, and such renegotiations could have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON THE DOUBLECLICK NETWORK

    Since the third quarter of 1996, the Company's DoubleClick Network has accounted for substantially all of the Company's revenues. Although the Company recently began providing its DART Service to Web publishers and introduced DoubleClick Direct, the Company expects that revenues generated from advertisements delivered to Web sites on the DoubleClick Network will continue to account for a substantial portion of the Company's revenues for the foreseeable future. The DoubleClick Network consists of Web sites of a limited number of Web publishers that have contracted for the Company's solutions pursuant to short-term agreements. There can be no assurance that such Web publishers will remain associated with the DoubleClick Network, that the Web sites on the DoubleClick Network will maintain consistent or increasing levels of traffic over time, or that the Company will be able to timely or effectively replace any exiting DoubleClick Network Web site with other Web sites with comparable traffic patterns and user demographics. The failure of the Company to successfully market the DoubleClick Network or the failure of the Web sites on the DoubleClick Network to maintain consistent or increasing levels of traffic would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON A LIMITED NUMBER OF ADVERTISERS

    The Company's revenues to date have been derived from a limited number of customers which advertise on the DoubleClick Network and the Company expects that a limited number of advertisers will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In particular, Microsoft accounted for 7.7% of the Company's revenues for the year ended December 31, 1997 and the Company's top ten advertisers accounted for an aggregate of 27.2% of the Company's revenues during the same period. Further, advertisements delivered by the Company are typically sold pursuant to purchase order agreements which are subject to cancellation. There can be no assurance that current advertisers will continue to purchase advertising from the Company or that the Company will be able to successfully attract additional advertisers. The loss of one or more of the advertisers that represent a material portion of the revenues generated on the DoubleClick Network could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the non-payment or late payment of amounts due by a significant advertiser could have a material adverse effect on the Company's business, results of operations and financial conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

    The Company's results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the addition or loss of advertisers or Web publishers that utilize the Company's solutions, the level of user traffic and number of available impressions on the Web sites on the DoubleClick Network, changes in service fees payable by the Company to Web publishers, the introduction of new Internet advertising solutions by the Company or its competitors, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the timing and number of new hires, the mix of solutions provided, the mix of domestic and international revenues, the incurrence of costs relating to acquisitions, demand for, and market acceptance of, Internet advertising, seasonal trends in Internet usage and advertising placements, advertisers' budgeting cycles, the commitment of advertising budgets to Internet advertising, changes in pricing models for Internet advertising, and general economic conditions.

    For the foreseeable future, the Company's revenues will be directly contingent on the level of user traffic and advertising activity on the Web sites on the DoubleClick Network in a given period. Accordingly, future revenues and results of operations are difficult to forecast. The Company plans to continue to significantly increase its operating expenses in order to increase its sales and marketing operations, to continue to expand internationally, to upgrade and enhance its DART technology and to market and support its solutions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition would be materially and adversely affected. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues in relation to the Company's expectations would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company has been, and expects in the future to be, subject to seasonal fluctuations in the amount of Internet advertising revenues generated by the Company, as advertisers historically spend less during the first calendar quarter of each year. Further, additional seasonal patterns in Internet advertising spending and other seasonal fluctuations may emerge as the market matures.

    Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore it is possible that in some future quarters the Company's results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations" and "Business -- Sales and Marketing".

DEVELOPING MARKET; UNPROVEN ACCEPTANCE AND EFFECTIVENESS OF WEB ADVERTISING

    The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Since the Company expects to derive substantially all of its revenues in the foreseeable future from Internet advertising solutions, the future success of the Company is highly dependent on the increased use of the Internet as an advertising medium. The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. Most of the Company's current or potential advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to Internet advertising and may not find Internet advertising to be effective for promoting their products and services relative to advertising on traditional media. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. In addition, most of the Company's current and potential Web publisher customers have limited or no experience in generating revenues from the sale of advertising space on their Web sites. There can be no assurance that the market for Internet advertising will continue to emerge or become sustainable. If the market fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially and adversely affected.

    There are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and there can be no assurance that such standards will develop sufficiently to support Internet advertising as a significant advertising medium. There also can be no assurance that the Company's advertising customers will accept the Company's or other third-party measurements of impressions on the Web sites of Web publishers utilizing the Company's solutions, or that such measurements will not contain errors. In addition, the effectiveness of Internet advertising is dependent upon the accuracy of information contained in the databases used to target advertisements. Like any database, there can be no assurance that the information in the Company's database will be accurate or that advertisers will be willing to have advertisements targeted by any database containing such potential inaccuracies.

    Further, there can be no assurance that advertisers will determine that banner advertising, the delivery of which currently comprises substantially all of the Company's revenues, is an effective or attractive advertising medium, and there can be no assurance that the Company will effectively transition to any other forms of Internet advertising should they develop and achieve market acceptance. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of such software by users could have a material adverse effect upon the commercial viability of Internet advertising, which would have a material adverse effect on the Company's business, results of operations and financial condition.

PRIVACY CONCERNS

    The Company's DART technology uses cookies to limit the frequency with which an ad is shown to the user. Cookies are bits of information keyed to a specific server, file pathway or directory location that are stored on a user's hard drive and passed to a Web site's server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. In addition, certain currently available Internet browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive. Any reduction or limitation in the use of cookies could limit the effectiveness of ad targeting by the Company's DART technology.

UNPROVEN BUSINESS MODEL

    The Company's business model is to generate revenues solely by providing Internet advertising solutions to advertisers and Web publishers. The profit potential of the Company's business model is unproven, and, to be successful, the Company must, among other things, develop and market solutions that achieve broad market acceptance by advertisers and Web publishers. There can be no assurance that Internet advertising, in general, or the Company's solutions, in particular, will achieve broad market acceptance. The Company's ability to generate significant revenues from advertisers will depend, in part, on the development of a large base of Web publishers that utilize the Company's solutions and have Web sites with adequate available ad space inventory, and whose Web sites generate sufficient user traffic with demographic characteristics that are attractive to such advertisers. Furthermore, a variety of related pricing models have developed in the Company's marketplace, making it difficult to project future levels of advertising revenues and applicable gross margins that can be sustained by the Company or the Internet advertising industry in general. Accordingly, no assurance can be given that the Company's business model will be successful or that it can sustain revenue growth and maintain sufficient gross margins.

    Market acceptance of DoubleClick Direct will depend, in large part, on the adoption of the Internet as a direct marketing vehicle and the continued emergence of Internet commerce. No assurance can be given that the Company's cost-per-action pricing model for DoubleClick Direct will achieve market acceptance by direct marketers, generate significant revenues, or provide acceptable gross margins.

RISK OF SYSTEM FAILURE

    The Company's solutions utilize its DART technology, which resides on a computer system located at the Company's headquarters in New York City. The continuing and uninterrupted performance of such computer system is critical to the success of the Company's business. Any system failure that causes interruptions in the Company's ability to service its customers, including failures that affect the ability of the Company to deliver advertisements without significant delay to the viewer, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of the Company's solutions to advertisers and Web publishers. An increase in the volume of advertising delivered through the Company's servers could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. To the extent that any capacity constraints are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's operations are dependent upon its ability to protect its computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company for any reason could cause interruptions in the solutions provided by the Company. Despite precautions taken by the Company, unanticipated problems affecting the Company's systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of the Company's solutions. The Company is currently in the planning stages of acquiring and implementing a back-up, off-site system capable of supporting its operations in the event of a system failure at its headquarters. The Company plans to have such system operational during the first half of 1998. Any damage or failure that interrupts or delays the Company's operations could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

    The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and the Company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new solutions and enhancements to existing solutions developed by the Company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the Company's solutions.

    The Company competes for Internet advertising revenues with large Web publishers and Web search engine companies, such as America Online, Yahoo!, Excite and Infoseek. Further, the DoubleClick Network competes with a variety of Internet advertising networks, including 24/7 Media. In marketing the DoubleClick Network and its DART Service to Web publishers, the Company also competes with providers of ad servers and related services, including NetGravity. The Company also encounters competition from a number of other sources, including content aggregation companies, companies engaged in advertising sales networks, advertising agencies, and other companies which facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners, advertisers and Web publishers. Further, there can be no assurance that the Company's competitors will not develop Internet products or services that are equal or superior to the solutions developed by the Company or that achieve greater market acceptance than the Company's solutions. The Company also expects that competition may increase as a result of industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of the Company's prospective advertising and Web publisher customers. Accordingly, it is possible that new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against existing or potential competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition.

    The Internet, in general, and the Company, in particular, also must compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising, which could limit the growth of Internet advertising and would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Competition".

MANAGEMENT OF GROWTH

    The Company has experienced rapid growth in its operations. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. The Company has grown from 13 employees as of March 31, 1996 to 185 employees as of December 31, 1997. The Company expects that the number of its employees will continue to increase for the foreseeable future, including the hiring of a new Chief Financial Officer and other additional officers. Furthermore, the Company must continue to improve its financial and management controls, reporting systems and procedures, and expand, train and manage its work force. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's expanding operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its solutions and implement its business plan. The Company's future results of operations will also depend on its ability to expand its sales and marketing and customer support organizations both domestically and internationally. The failure of the Company to manage its growth effectively would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL


    The Company's future success depends, in significant part, upon the continued service of its key technical, sales and senior management personnel, particularly Kevin J. O'Connor, Chief Executive Officer and Chairman of the Board of Directors, Kevin P. Ryan, President and Chief Financial Officer, Dwight
A. Merriman, Chief Technical Officer, Wenda Harris Millard, Executive Vice President, Marketing and Sales, John L. Heider, Vice President of Engineering, and Barry M. Salzman, Vice President, International, none of whom has entered into an employment agreement with the Company. The loss of the services of one or more of the Company's key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and there can be no assurance that the Company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. The Company has from time to time in the past experienced, and expects to continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications. The failure by the Company to successfully hire and retain candidates with appropriate qualifications has not in the past had, but could in the future have, a material adverse effect on the Company's business, results of operations and financial condition in the future. See "Management".


DEPENDENCE ON THE WEB INFRASTRUCTURE

    The Company's success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services and improved content. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Web will not be adversely affected. Furthermore, the Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays, including outages and delays resulting from the inability of certain computers or software to distinguish dates in the 21st century from dates in the 20th century, could adversely affect the Web sites of Web publishers utilizing the Company's solutions and the level of traffic on such Web sites on the DoubleClick Network. In addition, the Web could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) that can handle increased levels of activity. There can be no assurance that the infrastructure or complementary products or services necessary to establish and maintain the Web as a viable commercial medium will be developed, or, if they are developed, that the Web will become a viable commercial medium for advertisers. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial medium, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its solutions to changing or emerging technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT

    The Company regards its intellectual property as critical to its success, and the Company relies upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights. The Company has filed one patent application with the United States Patent and Trademark Office to protect certain aspects of its DART technology. The Company pursues the protection of its trademarks by applying to register the trademarks in the United States and (based upon anticipated use) internationally, and is the owner of a registration for the DOUBLECLICK trademark in the United States. There can be no assurance that any of the Company's trademark registrations or patent applications will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the Company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms allowing the Company to continue to use such trademarks. Patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's solutions are distributed or made available. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. The Company's DART technology collects and utilizes data derived from user activity on the DoubleClick Network and the Web sites of Web publishers using the Company's solutions. This data is used for ad targeting and predicting ad performance. Although the Company believes that it has the right to use such data and the compilation of such data in the Company's database, there can be no assurance that any trade secret, copyright or other protection will be available for such information or that others will not claim rights to such information. Further, pursuant to its contracts with Web publishers using the Company's solutions, the Company is obligated to keep certain information regarding Web publishers confidential.

    The Company has licensed in the past, and expects that it may license in the future, elements of its trademarks, trade dress and similar proprietary rights to third parties, including in connection with the establishment of its international business relationships which may be controlled operationally by such third parties. While the Company attempts to ensure that the quality of its brand is maintained by such business partners, no assurances can be given that such partners will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its solutions and technologies. The Company currently licenses certain aspects of its predictive modeling technologies from a third party. The failure by the Company to maintain this license, or to find a replacement for such technology in a timely and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its business partners. Although such claims have not resulted in litigation or had a material adverse effect on the Company's business, results of operations or financial condition, such claims and any resultant litigation, should it occur, could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Intellectual Property".

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE

    The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. These market characteristics are heightened by the emerging nature of the Web and Internet advertising. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its solutions to meet evolving industry standards and its ability to continually improve the performance, features and reliability of its solutions in response to both changing customer demands and competitive product and service offerings. The failure of the Company to successfully adapt to such changes in a timely manner could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of its current and prospective customers and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if its solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

    The Company has recently commenced operations in a number of international markets and a component of the Company's strategy is to continue to expand its international operations and international sales and marketing efforts. To date, the Company has limited experience in developing localized versions of its solutions and in marketing, selling and distributing its solutions internationally. There can be no assurance that the Company will be able to successfully market, sell and deliver its solutions in these markets. In Japan, Iberoamerica (Spain, Portugal and Latin America) and Scandinavia, the Company is relying on its business partners for conducting operations, establishing local networks, aggregating Web publishers and coordinating sales and marketing efforts. The Company's agreements with its business partners have terms ranging from two to four years. Accordingly, the Company's success in such markets is directly dependent on the success of its business partners in such activities. No assurance can be given that such business partners will be successful or that such business partners will dedicate sufficient resources to the business relationship. The failure of the Company's business partners to successfully establish operations and sales and marketing efforts in such markets could have a material adverse effect on the Company's business, results of operations and financial condition.

    There are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, any of which could have a material adverse effect on the success of the Company's international operations and, consequently, on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    Due to concerns arising in connection with the increasing popularity and use of the Web, a number of laws and regulations may be adopted covering issues such as user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. Such legislation could dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, certain local telephone carriers have petitioned governmental bodies to regulate Internet service providers ("ISPs") and online service providers ("OSPs") in a manner similar to long distance telephone carriers and to impose access fees on ISPs and OSPs. If any of these petitions or the relief sought therein is granted, the costs of communicating on the Web could increase substantially, potentially adversely affecting the growth in use of the Web. Further, due to the global nature of the Web, it is possible that, although transmissions relating to the Company's solutions originate in the State of New York, the governments of other states or foreign countries might attempt to regulate the Company's transmissions or levy sales or other taxes relating to the Company's activities. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of significant amounts of Common Stock in the public market after the offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 14,853,406 shares of Common Stock to be outstanding upon the closing of the offering, the 2,500,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 12,353,406 shares of Common Stock held by existing stockholders upon the closing of the offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors and officers and certain of its stockholders have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of the Underwriters for a period of 180 days from the date of this Prospectus. Subject to these lock-up agreements and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 30,791 shares will be eligible for sale 90 to 180 days after the date of this Prospectus and
(ii) 12,332,607 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus. In addition, there are outstanding options to purchase 2,020,167 shares of Common Stock which will be eligible for sale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of lock-up agreements. In addition, certain stockholders, representing approximately 12,353,398 shares of Common Stock, and certain optionholders, with respect to an aggregate of 2,020,167 shares of Common Stock issuable upon the exercise of stock options, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and/or to cause the Company to register certain shares of Common Stock owned by them.

    After the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Company's 1997 Stock Incentive Plan. Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. See "Management -- 1997 Stock Incentive Plan", "Description of Securities -- Registration Rights", "Shares Eligible for Future Sale" and "Underwriting".

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop or be sustained upon the closing of the offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters. See "Underwriting".

    The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant advertisers or Web publisher customers, changes in earning estimates by analysts, announcements of technological innovations or new solutions by the Company or its competitors, general conditions in Internet-related industries and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

    Upon the closing of the offering, the directors and executive officers and their affiliates will beneficially own approximately 41.2% of the outstanding Common Stock (40.2% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders".

BROAD DISCRETION IN USE OF PROCEEDS

    The net proceeds of the offering will be added to the Company's working capital and will be available for general corporate purposes, including capital expenditures. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. See "Use of Proceeds".


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BYLAWS AND DELAWARE LAW PROVISIONS;
  POSSIBLE ISSUANCE OF PREFERRED STOCK



    Following the closing of the offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares. Since the Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation, including provisions that create a classified Board of Directors, and certain provisions of the Company's Bylaws and of Delaware law could have the effect of delaying or preventing a change in control of the Company. See "Description of Securities -- Anti-Takover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws".


DILUTION

    Investors purchasing shares of Common Stock in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution".

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered pursuant to the offering are estimated to be approximately $29.5 million ($34.0 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company. The primary purposes of the offering are to create a public market for the Common Stock, to facilitate the Company's future access to public equity markets and to obtain additional working capital.

    The Company intends to use the net proceeds of the offering for general corporate purposes, including working capital, and for the expansion of its international operations and sales and marketing capabilities. In addition, the Company may use a portion of the net proceeds of the offering to acquire or invest in complementary businesses, technologies, services or products, although there are no current agreements or negotiations with respect to any such acquisitions, investments or other transactions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the net proceeds to be received upon completion of the offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds.

    Pending such uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its capital stock since inception and does not expect to pay any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997, (i) on an actual basis, (ii) on a pro forma basis to reflect the Preferred Stock Conversion and (iii) on a pro forma basis as adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share after deducting the underwriting discount and estimated offering expenses payable by the Company. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                                                   AS OF DECEMBER 31, 1997
                                                                            -------------------------------------
                                                                                                      PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED
                                                                            ----------  -----------  ------------
                                                                                       (IN THOUSANDS)
Stockholders' equity:
  Convertible Preferred Stock, $.001 par value, 40,000 shares authorized;
    40,000 shares issued and outstanding on an actual basis; no shares issued and outstanding on a pro forma or pro forma as adjusted
    basis.................................................................  $       --   $      --    $       --
  Preferred Stock, $.001 par value, 5,000,000 shares authorized; no shares issued and outstanding on an actual, pro forma or pro forma as
    adjusted basis........................................................          --          --            --
  Common Stock, $.001 par value, 60,000,000 shares authorized; 6,118,972 shares issued and
    outstanding on an actual basis; 12,353,406 shares issued and outstanding on a pro forma basis; and 14,853,406 shares issued and
    outstanding on a pro forma as adjusted basis(1).......................           6          12            15
Additional paid-in capital................................................      46,996      46,990        76,462
Deferred compensation.....................................................      (1,057)     (1,057)       (1,057)
Cumulative translation adjustment.........................................          (1)         (1)           (1)
Accumulated deficit(2)....................................................     (36,544)    (36,544)      (36,544)
                                                                            ----------  -----------  ------------
Total stockholders' equity................................................       9,400       9,400        38,875
                                                                            ----------  -----------  ------------
  Total capitalization....................................................  $    9,400   $   9,400    $   38,875
                                                                            ----------  -----------  ------------
                                                                            ----------  -----------  ------------

------------------------

(1) Excludes (a) 2,020,167 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1997, with a weighted average exercise price of $1.78 per share, of which options to purchase 408,024 shares were then exercisable, and (b) 803,145 shares reserved for issuance under the Company's 1997 Stock Incentive Plan. See "Management -- 1997 Stock Incentive Plan", "Description of Securities" and Note 5 of Notes to Consolidated Financial Statements.

(2) Consists of $11.5 million of cumulative losses and $25.0 million related to the redemption of shares of Common Stock from certain stockholders in connection with the recapitalization of the Company that occurred simultaneously with the issuance of Convertible Preferred Stock to new investors in June 1997. See "Certain Transactions" and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company's Common Stock as of December 31, 1997 was $9.4 million, or $0.76 per share of Common Stock, after giving effect to the Preferred Stock Conversion. Pro forma net tangible book value per share is equal to the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding as of December 31, 1997. Assuming the sale by the Company of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $38.9 million, or $2.62 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $1.86 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.38 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............................             $   13.00
    Pro forma net tangible book value per share as of December 31, 1997.....  $    0.76
    Pro forma increase per share attributable to new investors..............       1.86
                                                                              ---------
Pro forma net tangible book value per share after the offering..............                  2.62
                                                                                         ---------
Pro forma dilution per share to new investors...............................             $   10.38
                                                                                         ---------
                                                                                         ---------

    The following table summarizes, on a pro forma basis as of December 31, 1997, after giving effect to the Preferred Stock Conversion, the total number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors:

                                                 SHARES PURCHASED           TOTAL CONSIDERATION
                                            --------------------------  ---------------------------  AVERAGE PRICE
                                               NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                            -------------  -----------  --------------  -----------  --------------
Existing stockholders (1).................     12,353,406        83.2%  $   45,627,317(2)       58.4%   $     3.69
New investors.............................      2,500,000        16.8       32,500,000        41.6          13.00
                                            -------------       -----   --------------       -----        -------
    Total.................................     14,853,406       100.0%  $   78,127,317       100.0%    $     5.26
                                            -------------       -----   --------------       -----        -------
                                            -------------       -----   --------------       -----        -------

------------------------

(1) Excludes (a) 2,020,167 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 1997, having with a weighted average exercise price of $1.78 per share, of which options to purchase 408,024 shares were then exercisable, and (b) 803,145 shares reserved for issuance under the Company's 1997 Stock Incentive Plan. See "Management -- 1997 Stock Incentive Plan", "Description of Securities" and Note 5 of Notes to Consolidated Financial Statements.

(2) Includes $25,000,343 which was used to redeem shares of Common Stock held by certain stockholders of the Company. See Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below with respect to the Company's Consolidated Statement of Operations for the period from January 23, 1996 (inception) through December 31, 1996 and and for the year ended December 31, 1997 and with respect to the Company's Consolidated Balance Sheet as of December 31, 1996 and 1997 are derived from the audited Consolidated Financial Statements of the Company which are included elsewhere in this Prospectus and are qualified by reference to such Consolidated Financial Statements and the related Notes thereto. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.


                                                                          JANUARY 23, 1996
                                                                             (INCEPTION)              YEAR
                                                                               THROUGH                ENDED
                                                                            DECEMBER 31,          DECEMBER 31,
                                                                                1996                  1997
                                                                         -------------------  ---------------------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...............................................................       $   6,514             $  30,597
Cost of revenues.......................................................           3,780                20,628
                                                                               --------              --------
  Gross profit.........................................................           2,734                 9,969

Operating expenses:
  Sales and marketing..................................................           3,079                10,710
  General and administrative...........................................           2,145                 6,326
  Product development..................................................             618                 1,398
                                                                               --------              --------
    Total operating expenses...........................................           5,842                18,434
                                                                               --------              --------
Loss from operations...................................................          (3,108)               (8,465)
Net loss...............................................................       $  (3,192)            $  (8,356)
                                                                               --------              --------
                                                                               --------              --------
Pro forma basic and diluted net loss per share (1).....................       $   (0.35)            $   (0.80)
                                                                               --------              --------
                                                                               --------              --------
Pro forma weighted average shares used in basic and diluted net loss
  per share calculation(1)(2)..........................................          13,457                14,843
                                                                               --------              --------
                                                                               --------              --------


                                                                            DECEMBER 31,          DECEMBER 31,
                                                                                1996                  1997
                                                                         -------------------  ---------------------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents, and short-term investments..................       $      --             $   8,546
Working capital (deficit)..............................................          (3,038)                7,512
Total assets...........................................................           4,526                21,742
Total stockholders' (deficit) equity...................................          (2,592)                9,400

------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma net loss per share.

(2) See Note 5 of Notes to Consolidated Financial Statements for a description of the Company's recapitalization which occurred in June 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    DoubleClick is a leading provider of comprehensive Internet advertising solutions for advertisers and Web publishers. The Company offers three distinct Internet advertising solutions: (i) the DoubleClick Network, launched in March 1996; (ii) DoubleClick's DART Service, marketed to Web publishers since January 1997; and (iii) DoubleClick Direct, an Internet-based direct marketing solution introduced on a limited basis in September 1997. DoubleClick's proprietary DART technology, which dynamically matches and delivers ads to a target audience within milliseconds, is the platform for all of the Company's solutions.

    The Company was founded in January 1996 by Kevin J. O'Connor, the Company's Chief Executive Officer, Dwight A. Merriman, the Company's Chief Technical Officer, and Poppe Tyson, Inc., a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. The Company has grown from 13 employees as of March 31, 1996 to 185 employees as of December 31, 1997. From January 23, 1996 (inception) through May 1996, the Company's operating activities related primarily to developing the DART technology and the DoubleClick Network, and recruiting personnel. During the same period, substantially all of the Company's revenues resulted from Internet advertising sales on a commission basis on behalf of the Netscape and Excite Web sites. For the period from January 23, 1996 (inception) through December 31, 1996, such commissions constituted 16.5% of the Company's revenues. All ads sold on behalf of the Netscape and Excite Web sites were delivered directly by such entities, as their Web sites were not on the DoubleClick Network. The Company no longer arranges for the placement of advertisements on a commission basis.

    Beginning in the fourth quarter of 1996, revenues from advertisements delivered on the DoubleClick Network became a more significant portion of revenues and, since the addition of the AltaVista Web site to the DoubleClick Network in late December 1996, the Company has derived substantially all of its revenues from the DoubleClick Network. The Company offers advertising on the DoubleClick Network to third party advertisers with pricing determined on a CPM (cost per thousand ads delivered) basis. Discounts are offered based on a variety of factors, including the duration and gross dollar amount of advertising campaigns. Advertisements delivered by the Company are typically sold pursuant to purchase order agreements which are subject to cancellation. The Company's revenues are received from the advertiser that orders the ad, and the Company pays the Web publisher on whose Web site such advertisement is delivered a service fee calculated as a percentage of such revenues, which amount is included in cost of revenues. The Company is responsible for billing and collecting for ads delivered on the DoubleClick Network and typically assumes the risk of non-payment from advertisers. In addition, the Company earns service fees for providing the DART Service to Web publishers. DoubleClick Direct advertising is priced on a "cost-per-click", "cost-per-lead" and "cost-per-sale or download" basis. To date, revenues from DoubleClick's DART Service and DoubleClick Direct have not been significant.

    Advertising revenues are recognized in the period that the advertisement is delivered, provided that no significant obligations remain and collection of the resulting receivable is probable. The Company has recently started to sell sponsorship advertising, which involves a greater degree of integration among the Company, the advertiser and the Web sites on the DoubleClick Network. These sponsorships are typically priced based on the length of time that the sponsorship runs, rather than a CPM basis. Revenues relating to sponsorship advertising are recognized ratably over the sponsorship period.

    The Company expects that revenues generated from the DoubleClick Network will continue to account for a substantial portion of the Company's revenues for the foreseeable future. Moreover, ads delivered on the Web sites of the top four Web publishers on the DoubleClick Network accounted for approximately 61.2% of the Company's revenues for the year ended December 31, 1997. The Company typically enters into short-term contracts with Web publishers for inclusion of their Web sites in the DoubleClick Network. The failure to successfully market the DoubleClick Network, the loss of one or more of the Web sites which account for a significant portion of the Company's revenues from the DoubleClick Network, or any reduction in traffic on such Web sites could have a material adverse effect on the Company's business, results of operations and financial condition.

    In December 1996, the Company entered into an agreement with Digital Equipment Corporation to be the exclusive third-party provider of advertising services on specified pages within the AltaVista Web site. The agreement was amended on January 7, 1998 to extend the term through December 1999 and to provide that the agreement survives a change of control of AltaVista or Digital Equipment Corporation, although, notwithstanding either such provision, either party may terminate the agreement after July 1998 upon 90 days prior written notice. DoubleClick pays AltaVista a service fee calculated as a percentage of the revenues derived from delivery of advertisements on the AltaVista Web site. Revenues from advertisements delivered on the AltaVista Web site were $13.7 million, or 44.7% of the Company's revenues for the year ended December 31, 1997. AltaVista is a significant part of the DoubleClick Network and is expected to continue to account for a significant portion of the Company's revenues for the next few years. On January 26, 1998, Digital Equipment Corporation announced it had signed a definitive merger agreement pursuant to which it would, upon satisfaction of certain closing conditions, be acquired by Compaq Computer Corp. Any development materially affecting the business or financial condition of AltaVista, including the completion of the proposed acquisition of Digital Equipment Corporation by Compaq Computer Corp., could have a material adverse effect on AltaVista's business or the Company's relationship with AltaVista. The loss of AltaVista as part of the DoubleClick Network, any reduction in traffic on the AltaVista Web site, or a termination of AltaVista's contract with the Company, would have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company has incurred significant losses since its inception, and as of December 31, 1997 had an accumulated deficit of $36.5 million, of which $11.5 million related to cumulative losses and $25.0 million related to the redemption of shares of Common Stock from certain stockholders in connection with the recapitalization of the Company that occurred simultaneously with the issuance of Convertible Preferred Stock to new investors in June 1997. In addition, the Company has recorded deferred compensation of $1.5 million, which represents the difference between the exercise price and the fair market value of the Company's Common Stock issuable upon the exercise of certain stock options granted to employees. Of the total deferred compensation amount, $0.5 million was amortized during the year ended December 31, 1997. The remaining deferred compensation amount will be amortized over the remaining vesting periods of the related options. The Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to significantly increase its operating expenses in order to expand its sales and marketing operations, to continue to expand internationally, to upgrade and enhance its DART technology and to market and support its solutions. As a result of these factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis for the foreseeable future.

RESULTS OF OPERATIONS

    The following table sets forth consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                                               PERIOD FROM
                                                                            JANUARY 23, 1996
                                                                               (INCEPTION)               YEAR
                                                                                 THROUGH                 ENDED
                                                                              DECEMBER 31,           DECEMBER 31,
                                                                                  1996                   1997
                                                                          ---------------------  ---------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues................................................................            100.0%                 100.0%
Cost of revenues........................................................             58.0                   67.4
                                                                                    -----                  -----
  Gross profit..........................................................             42.0                   32.6

Operating expenses:
  Sales and marketing...................................................             47.3                   35.0
  General and administrative............................................             32.9                   20.7
  Product development...................................................              9.5                    4.6
                                                                                    -----                  -----
    Total operating expenses............................................             89.7                   60.3
                                                                                    -----                  -----
Loss from operations....................................................            (47.7)%                  (27.7    )%
                                                                                      -----                  -----
                                                                                      -----                  -----

    REVENUES

    The Company's revenues are derived primarily from the delivery of advertisements on the Web sites of Web publishers on the DoubleClick Network. Revenues increased from $6.5 million for the period from January 23, 1996 (inception) through December 31, 1996 to $30.6 million for the year ended December 31, 1997. During the period from January 23, 1996 (inception) through December 31, 1996, $1.1 million of the Company's revenues were derived from commissions received from the sale of advertising that was placed on the Web sites of Netscape and Excite. Revenues recognized from commissions for the year ended December 31, 1997 were not material and the Company no longer expects to recognize revenues on a commission basis. The increase in revenues was due primarily to an increase in the number of advertisers and ads delivered on the DoubleClick Network, and to the addition of the AltaVista Web site to the DoubleClick Network in December 1996. Revenues earned during the year ended December 31, 1997 from advertisements delivered on the AltaVista Web site were $13.7 million, or 44.7% of revenues. AltaVista is a significant part of the DoubleClick Network and is expected to continue to account for a significant portion of the Company's revenues for the next few years. For the year ended December 31, 1997, no advertiser accounted for more than 10% of the Company's revenues. To date, the Company has not derived significant revenues from its DART Service, DoubleClick Direct or international operations.

    COST OF REVENUES

    Cost of revenues consists primarily of service fees paid to Web publishers calculated as a percentage of revenues resulting from ads delivered to the Web sites on the DoubleClick Network. Cost of revenues also includes other costs of delivering advertisements, including depreciation of the ad delivery system and Internet access costs. Gross margins were 42.0% and 32.6% for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Gross margins decreased in 1997 due to the shift in the Company's revenue mix away from the sale of advertisements on a commission basis on behalf of the Web sites of Netscape and Excite.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, advertising, maintenance of DoubleClick's Web site, trade show expenses, seminars and costs of marketing materials. Sales and marketing expenses were $3.1 million and $10.7 million for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively, or 47.3% and 35.0% of revenues, respectively. The increase in absolute dollars was due primarily to the increase in sales personnel, commissions and costs related to the continued development and implementation of the Company's marketing and branding campaigns. The Company expects sales and marketing expenses to increase significantly on an absolute dollar basis but remain relatively constant as a percentage of revenues as the Company hires additional personnel, expands into new markets and continues to promote the DoubleClick brand.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and fees for professional services. General and administrative expenses were $2.1 million and $6.3 million for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively, or 32.9% and 20.7% of revenues, respectively. The increase in absolute dollars was primarily a result of expenses related to increased personnel, professional service fees and facility expenses necessary to support the Company's domestic and international growth. The Company expects general and administrative expenses to increase on an absolute dollar basis but decrease as a percentage of revenues as the Company hires additional personnel and incurs additional costs related to the growth of its business and its operations as a public company.

    PRODUCT DEVELOPMENT. Product development expenses consist primarily of compensation and consulting expenses and related supplies and materials. To date, all product development costs have been expensed as incurred. Product development expenses were $0.6 million and $1.4 million for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively, or 9.5% and 4.6% of revenues, respectively. The increase in absolute dollars was due primarily to increases in product development personnel and consulting expenses. Product development expenses incurred during the year ended December 31, 1997 were primarily related to enhancements to the DART technology and the development of DoubleClick Direct. The Company believes that continued investment in product development is critical to attaining its strategic objectives and, as a result, expects product development expenses to increase significantly on an absolute dollar basis but remain generally constant as a percentage of revenues.

    LOSS FROM OPERATIONS

    The Company's loss from operations was $3.1 million for the period from January 23, 1996 (inception) through December 31, 1996 and $8.5 million for the year ended December 31, 1997. The increase in the loss from operations was primarily due to the hiring of additional personnel in all areas of the Company as it continued to build its infrastructure, expand its markets and increase its brand awareness. The Company expects to continue to hire additional personnel and increase its spending for marketing and other infrastructure needs. As a result, the Company expects that operating expenses and the loss from operations may increase on an absolute dollar basis and decrease as a percentage of revenues.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended December 31, 1997. In the opinion of management, this information has been prepared substantially on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results of operations. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                               QUARTER ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1996       1996       1996        1996       1997       1997       1997        1997
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                         (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues................................   $  410     $  972     $ 1,283    $ 3,849    $ 5,329    $ 6,138     $ 8,190    $10,940
Cost of revenues........................       --        349         830      2,601      3,394      4,094       5,560      7,580
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
  Gross profit..........................      410        623         453      1,248      1,935      2,044       2,630      3,360
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Operating expenses:
  Sales and marketing...................      226        427         820      1,606      2,120      1,924       2,562      4,104
  General and administrative............       96        459         573      1,017        752      1,019       1,836      2,718
  Product development...................       34         78         225        281        233        280         502        384
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
    Total operating expenses............      356        964       1,618      2,904      3,105      3,223       4,900      7,206
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Income (loss) from operations...........   $   54     $ (341)    $(1,165)   $(1,656)   $(1,170)   $(1,179)    $(2,270)   $(3,846)
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                          --------   --------   ---------   --------   --------   --------   ---------   --------

                                                                               QUARTER ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1996       1996       1996        1996       1997       1997       1997        1997
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues................................    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenues........................       --       35.9       64.7        67.6       63.7       66.7       67.9        69.3
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
  Gross profit..........................    100.0       64.1       35.3        32.4       36.3       33.3       32.1        30.7
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Operating expenses:
  Sales and marketing...................     55.2       44.0       63.9        41.7       39.8       31.3       31.3        37.5
  General and administrative............     23.3       47.2       44.7        26.4       14.1       16.6       22.4        24.8
  Product development...................      8.3        8.1       17.5         7.3        4.4        4.6        6.1         3.5
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
    Total operating expenses............     86.8       99.3      126.1        75.4       58.3       52.5       59.8        65.8
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Income (loss) from operations...........     13.2%     (35.2)%    (90.8)%     (43.0)%    (22.0)%    (19.2)%    (27.7)%     (35.1)%
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                          --------   --------   ---------   --------   --------   --------   ---------   --------

    The Company's revenues have increased in all quarters presented as a result of increased market acceptance of the DoubleClick Network after its launch in March 1996. In December 1996, the Company added the AltaVista Web site to the DoubleClick Network and revenues from delivery of advertisements on the AltaVista Web site commenced in the first quarter of 1997. Cost of revenues as a percentage of revenues increased throughout the quarters presented, except for the first quarter of 1997, resulting from a shift in the Company's revenue mix away from selling advertisements on behalf of third-party Web sites to delivering advertisements across the DoubleClick Network. In the first quarter of 1997, the Company recognized additional revenues from commissions relating to the final delivery of ads that were ordered in 1996. The Company no longer arranges for the placement of advertisements, nor does it expect to recognize any future revenues, on a commission basis. Gross margin is impacted on a quarterly basis by service and customer mix.

    Operating expenses have increased in each of the quarters presented. Sales and marketing expenses have increased as a result of increased sales personnel and commissions and advertising and promotion. The Company's sales and marketing organization has grown from 8 employees as of March 31, 1996 to 123 employees as of December 31, 1997. General and administrative expenses have increased due primarily to additional personnel, professional fees and facilities costs. In the third and fourth quarters of 1997, general and administrative fees increased due in part to legal costs associated with the Company's international expansion and litigation costs relating to the Company's lawsuit against two former employees for misappropriation of trade secrets. This litigation was settled in the fourth quarter of 1997. Product development expenses have generally increased as a result of continued enhancements to the DART technology and development of new solutions such as the DART Service and DoubleClick Direct.

    The Company's results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. See "Risk Factors -- Potential Fluctuations in Quarterly Operating Results; Seasonality".

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has financed its operations primarily through the private placement of equity securities and borrowings from a related party. In June 1997, the Company completed a private placement of equity securities to new investors and received $39.8 million in net proceeds, of which $25.0 million was used to redeem shares of Common Stock from certain stockholders. On December 30, 1997, $5,000,000 in borrowings from a related party pursuant to a Convertible Promissory Note (the "Convertible Note") were converted to 779,302 shares of the Company's Common Stock.

    Net cash used in operating activities was $3.4 million and $5.8 million for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Cash used in operating activities from January 23, 1996 (inception) through December 31, 1997 resulted from net operating losses and increases in accounts receivable, which were partially offset by increases in deferred revenues, accrued expenses and accounts payable. In September 1997, the Company entered into an agreement to establish DoubleClick Japan, Inc. for the purpose of forming a DoubleClick Network in Japan. DoubleClick Japan, Inc. is a business relationship entered into by the Company with Nippon Telegraph and Telephone Corporation, Trans Cosmos, Inc., and NTT Advertising Inc. The Company received an initial payment of $0.5 million for certain fees relating to the use of the DoubleClick tradename and the right to access the Company's DART technology. The Company has a 10% ownership position in this business relationship. As of December 31, 1997, no revenues had been recognized related to DoubleClick Japan, Inc.

    Net cash used in investing activities was $0.5 million and $8.1 million from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Cash used in investing activities was primarily related to purchases of short-term investments, investments in business partners and purchases of property and equipment.

    Cash provided by financing activities of $3.9 million from January 23, 1996 (inception) through December 31, 1996 consisted primarily of $3.3 million in borrowings from a related party and $0.6 million in proceeds from the issuance of Common Stock at inception. Net cash provided by financing activities of $16.5 million for the year ended December 31, 1997 primarily consisted of net proceeds from the sale of $39.8 million of Convertible Preferred Stock, of which $25.0 million was paid to redeem Common Stock held by certain stockholders, and borrowings from a related party pursuant to the Convertible Note.

    As of December 31, 1997, the Company had $2.7 million of cash and cash equivalents and $5.9 million in short-term investments. The Company's principal commitments consisted of obligations under operating leases.

    Although the Company has no material commitments for capital expenditures, management anticipates that it will experience a substantial increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel. In particular, the Company anticipates incurring approximately $1.0 million in capital expenditures in connection with its expansion of its New York facilities in the first half of 1998. The Company currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources. The Company believes that the net proceeds of the offering, together with its existing cash and cash equivalents and short-term investments, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months.

NEW ACCOUNTING PRONOUNCEMENTS

    See Note 1 of Notes to Consolidated Financial Statements for recently adopted and recently issued accounting standards.

                                    BUSINESS

THE COMPANY

    DoubleClick is a leading provider of comprehensive Internet advertising solutions for advertisers and Web publishers. The Company's technology and media expertise enable it to dynamically deliver highly targeted, measurable and cost-effective Internet advertising for advertisers and to increase ad sales and improve ad space inventory management for Web publishers. DoubleClick offers three distinct Internet advertising solutions: (i) the DoubleClick Network, a leading Internet advertising network which provides ad delivery and related services to over 60 Web sites, including AltaVista, The Dilbert Zone, Macromedia and U.S. News and World Report; (ii) DoubleClick's DART (Dynamic Advertising Reporting and Targeting) Service, an Internet advertising management solution for Web publishers with internal ad sales forces, which is currently being utilized by over 20 Web publishers, including NBC, THE WALL STREET JOURNAL INTERACTIVE EDITION, RealNetworks and THE SPORTING NEWS; and (iii) DoubleClick Direct, the Company's recently introduced advertising solution designed specifically for direct marketers.

    DoubleClick's proprietary DART technology provides the platform for the Company's solutions. This technology enables advertisers to optimize ad performance by dynamically targeting and delivering ads to Web users based on pre-selected criteria. As a user visits the Web sites of Web publishers which utilize the Company's solutions, DART collects information regarding the user and his or her viewing activities and ad responses, and applies this data to improve its ability to predict the user's reaction and enhance DART's ad targeting capabilities. The sophisticated tracking and reporting functionality incorporated into DART provides advertisers with accurate measurements of ad performance based on selected criteria. In addition, DART provides Web publishers with sophisticated ad space inventory management capabilities.

    The Company estimates that in December 1997 more than 20 million users visited the Web sites of Web publishers which utilized the Company's solutions, resulting in an aggregate of over 900 million impressions. During the same period, DoubleClick managed over 7,000 Internet advertisements for over 600 advertisers, and over 100 Web publishers representing an aggregate of approximately 350 Web sites utilized the Company's Internet advertising solutions.

INDUSTRY BACKGROUND

    THE INTERNET AND THE WEB


    The Internet and the Web have enjoyed unprecedented growth in recent years. The Company believes that by the end of 1997 there will be over 29 million Web users in the United States and over 50 million users worldwide, and the Company believes that the number of Web users is expected to increase to 72 million in the United States and 129 million worldwide by the end of 2000. Web users are spending an increasing amount of time on the Web, and the Company believes that as of April 1997, an estimated 51% of Internet users access the Internet for 10 or more hours a week. The growth in the number of Web users and the amount of time users spend on the Web is expected to continue as new technologies, such as multimedia capabilities, are developed and adopted, as Web access and bandwidth increase, and as Internet content improves and becomes more dynamic.



    The Company believes that as electronic commerce increases, advertisers and direct marketers will increasingly seek to use the Web to locate customers, advertise and facilitate transactions. Online transactions can be faster, less expensive and more convenient than transactions conducted via human interaction. A growing number of users have transacted business over the Web, including trading securities, buying goods, purchasing airline tickets and paying bills. The Company believes that over 20% of United States Internet users have made a purchase over the Web. The Company believes that purchases of goods and services over the Internet are expected to increase from $2.6 billion in 1996 to $220 billion in 2001.

    INTERNET ADVERTISING


    The Web is emerging as an attractive new medium for advertisers due to the growth in the number of Web users, the amount of time such users spend on the Web, the increase in electronic commerce, the interactive nature of the Web, the Web's global reach and a variety of other factors. Internet users generally have demographic profiles advertisers desire. The Company believes that, in 1997, an estimated 47% of Internet users had a college degree, 67% were between the ages of 18 and 44 and their mean household income was $53,000. The interactive nature of the Web gives advertisers the potential to establish dialogues and one-to-one relationships with potential customers, receive direct feedback on their advertising and adapt their advertising to respond to such feedback. The Web also provides advertisers with the opportunity to reach broad, global audiences, since Web sites can be accessed from anywhere in the world, and to target their advertising to populations within specific regions or countries, to users with desirable demographic characteristics, and to people with specific interests. Internet advertising also has the potential to offer advertisers the ability to measure the number of times that a particular advertisement has been viewed, the responses to the advertisement and certain demographic characteristics of the viewers of the advertisement. Accordingly, the Company believes that Web advertising has the potential to be a cost-effective means of reaching a significant number of users with desirable characteristics.



    The unique characteristics of Internet advertising, combined with the growth in the number of Internet users and their attractive demographic profiles, has led to a significant increase in Internet advertising. The Company believes that the dollar value of Internet advertising in the United States will increase from $551 million in 1997 to $4.0 billion in 2001, representing a 64% compounded annual growth rate. In comparison, the Company believes that $175 billion was spent in 1997 on traditional media (television, radio, cable and print) advertising in the United States. To date, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers on traditional media, including consumer products companies, automobile manufacturers and others, have expanded their use of Internet advertising, and the Company believes that Internet advertising will become an increasing component of their total advertising budgets.


    DIRECT MARKETING


    The Company believes that the Internet represents an attractive new medium for direct marketing, which has traditionally been conducted through direct mail and telemarketing, because highly targeted product offers can be made to consumers at the point-of-sale. The success of a direct marketing campaign is generally based on a direct marketer's return on investment which is measured by the response rate (e.g. number of leads, number of sales) and cost-per-response. The Company believes that an estimated $153 billion was spent in 1997 on direct marketing in the United States. The Internet has the potential to provide direct marketers with the ability to target and deliver direct marketing campaigns to users with specific characteristics and interests. In addition, unlike many of the traditional methods of direct marketing, the Internet provides direct marketers with the opportunity to contact consumers at the point-of-sale (i.e., their personal computers). The Company believes that revenues from direct marketing over the Internet will exceed $1.3 billion in 2002.

THE MARKETS FOR INTERNET ADVERTISING SOLUTIONS

    ADVERTISERS

    As a medium for advertisers and advertising agencies, the Internet offers a number of significant advantages over traditional media which the Company believes will lead to significant increases in overall Internet advertising spending. Advertising on the Internet provides advertisers with the opportunity to:

    REACH HIGHLY TARGETED AUDIENCES. The Internet has the unique capability to provide advertisers with the ability to accurately and automatically target their ads to users with specific interests and characteristics. Information about the user's geographic location, ISP, browser type, operating system and type and size of employer can be obtained through a user's interactions on the Web, regardless of the type of Web site they are viewing, and this information can be utilized by advertisers to target their ads. Web users specify their interests by visiting Web sites with content focused on specific interests, such as sports, travel, news, business and finance and entertainment. In addition, these users visit and utilize search engines to find Web sites and information on specific topics, further identifying their unique interests.

    AGGREGATE AD PURCHASING. Large advertising campaigns are time-consuming, difficult to manage, and can require media purchasers at advertising agencies to contact large numbers of media outlets in order to place advertisements. Networks of Web sites can provide centralized Internet ad purchasing and alleviate the need to make a series of small ad purchases from numerous Web publishers.


    ACCESS INTERNATIONAL, NATIONAL AND LOCAL MARKETS. Traditional media providers are constrained in their ability to provide advertisers with worldwide access to consumers since most broadcasters and print publishers only operate in their home countries or in limited geographic regions. Since the Internet is not limited by geographical boundaries, and since the Company believes that an estimated 35% of Internet usage is outside of the United States, the Company believes that the Internet provides a significant media outlet for the global marketplace. Because of its ability to target ads based on a user's geographic location, the Internet also offers the ability to reach audiences across international, national and local markets.


    IMPROVE ADVERTISING ACCOUNTABILITY AND PERFORMANCE. Advertisers desire accurate and timely tracking, measurement and reporting of ad performance. Since ad performance on traditional media is measured through sampling and estimates, accurate ad performance accountability is difficult. Unlike traditional forms of media, the Internet offers the opportunity to accurately track each Web user that is delivered an advertisement and to determine and record a broad range of information about such user. The Web can also offer advertisers the analytical tools required to evaluate and optimize ad effectiveness, as well as the ability to promptly change ad placements and the creative content of advertisements.

    PROVIDE ENHANCED DIRECT MARKETING CAPABILITIES. Direct marketers require information about the recipients of an ad who respond with a specific action, such as seeking further information or buying a product. In addition, direct marketers are seeking to improve the return on their investment by adopting more cost-effective methods to reach their target consumers. The Internet may be a more cost-effective way to reach consumers than other direct marketing approaches, including direct mail. As a media outlet, the Internet offers the unique opportunity to advertise on a one-to-one basis at the point-of-sale. To become an attractive medium for direct marketers, direct marketing campaigns on the Internet must be targeted to users that are most likely to respond and a method to accurately track direct marketing expenditures on a cost-per-action basis must be available.

    WEB PUBLISHERS

    As a result of the growth in the number of Web users, the advent of open, easy-to-use authoring software and the anticipated increase in Internet commerce, many businesses and organizations are establishing Web sites. A number of these Web publishers are attempting to support, or profit from, their Web sites by selling Internet advertising. Such Web publishers are seeking advertising solutions that enable them to:

    INCREASE WEB ADVERTISING SALES. Many Web publishers may not have the experience or personnel to effectively sell ad space on their Web sites and are unable to gain access to media buyers at large advertising agencies. Building an internal ad sales force can be difficult and expensive due, in part, to the increasing competition for experienced Internet ad sales personnel. Further, the time and expense required to hire an internal ad sales force, commence ad sales activities, and bill and collect ad sales revenues can have a significant impact on the viability of a Web site. As a result, many Web publishers are seeking to outsource their ad sales and delivery functions to Internet advertising solutions providers with extensive, established sales organizations. By outsourcing their ad sales and delivery functions, Web publishers can start receiving ad revenues faster and can greatly reduce or eliminate related expenditures. In addition, the Company believes that Web publishers with effective national ad sales organizations may seek to outsource their international or local sales functions to Internet solutions providers that are knowledgeable about the target markets and that have the necessary critical mass in such markets for a successful sales effort.

    MANAGE WEB ADVERTISING OPERATIONS. Many Web publishers cannot afford, or do not have the ability to operate and maintain, the servers and technology necessary for targeted Web advertising. Installing an ad server can take several months and results in significant out-of-pocket expenses. In addition, once an ad server is purchased and installed, the Web publisher assumes responsibility for the server's upgrades and maintenance. Most basic ad servers do not provide ad targeting capabilities and do not offer sophisticated tracking, reporting and billing functionality. Moreover, if a Web publisher operates an ad server independently from a network of other Web sites, the amount of information available to build an effective database regarding Web users and their response patterns will be limited and may be insufficient for purposes of sophisticated ad targeting. As a result, Web publishers may seek to outsource Web advertising operations in order to reduce costs and enhance their ad targeting capabilities.

    ENABLE EFFECTIVE AD SPACE INVENTORY MANAGEMENT. Many Web sites contain multiple pages and handle thousands of page views every day, providing a large inventory of Internet advertising space which is difficult for the Web publisher to manage. By targeting advertising towards specific ad space within their Web sites, Web publishers can increase the effectiveness of the ads delivered on their Web sites, thereby increasing the value of their ad space. In order to derive value from all of their available advertising space, Web publishers may seek alternatives to selling their ad space such as providing their unsold inventory to direct marketers who pay for ad space based on ad performance.

THE DOUBLECLICK SOLUTION

    DoubleClick's solutions are designed to enable advertisers and Web publishers to take advantage of the growing opportunities to realize significant economic gain through Internet advertising. The Company has developed DART, a proprietary technology that, through its dynamic ad matching, targeting and delivering functionality and its ability to gather and continuously update information on the rapidly increasing number of Web users, provides the platform for DoubleClick's solutions, including: (i) the DoubleClick Network, a collection of over 60 Web sites; (ii) the DART Service, which offers ad targeting, tracking and reporting functionality to Web publishers with internal sales organizations; and (iii) DoubleClick Direct, a recently introduced service that offers direct marketers the ability to pay for advertising on a cost-per-action basis. Each of the Company's solutions has been designed and developed to address and meet the needs of both advertisers and Web publishers.

    DoubleClick's proprietary DART technology collects, and continually updates, information on the characteristics and response patterns of individual Web users. DART uses this information to dynamically match and deliver an Internet ad to a Web user within milliseconds based on pre-selected criteria, including time of day, user interests, geographic location of the user's server and organization name, size, revenue or industry type. In addition, DART is a powerful ad performance tracking tool which provides comprehensive reporting.

    THE DOUBLECLICK NETWORK

    The DoubleClick Network is designed to streamline the Internet advertising purchasing process by providing a one-stop shop for advertisers to buy ads on the Internet. The DoubleClick Network enables advertisers to benefit from the dynamic ad matching, targeting and delivering functionality provided by the DART technology. As a result, advertisers can customize their ad delivery on the DoubleClick Network within specific content categories, on specific Web sites, or by targeting based on a variety of factors, including user interest, organization type and keyword choice. To capitalize on the global reach of the Internet, DoubleClick is establishing DoubleClick Networks in Europe, Asia and other international markets.

    By joining the DoubleClick Network, Web publishers can take advantage of DoubleClick's extensive and experienced ad sales organization. These Web publishers do not need to establish an internal advertising sales capacity, are relieved of the ad management requirements, including billing, tracking and reporting, and do not incur the start-up and fixed costs associated with establishing, maintaining, upgrading and operating ad servers. Additionally, Web publishers can benefit from the DART ad targeting technology by improving the effectiveness of the advertising on their Web sites which, in turn, increases the value of their Web sites to advertisers.

    DART SERVICE

    DoubleClick offers its DART Service to Web publishers with internal ad sales organizations seeking a comprehensive turnkey ad management solution with ad targeting and delivering capabilities, and sophisticated tracking, reporting and billing functionality. The DART Service also handles the difficult and complicated task of ad space inventory management. By using the DART Service, Web publishers can take advantage of the Company's extensive database of Web user targeting information as well as the Company's predictive modeling capabilities to more effectively target ads.

    DOUBLECLICK DIRECT

    DoubleClick Direct is a response oriented Internet-based direct advertising solution that enables direct marketers to pay for advertising on a cost-per-action (e.g. cost-per-sale, cost-per-lead or cost-per-click) basis. Using DoubleClick Direct, direct marketers can place their cost-per-action ads on the available ad space inventory on the Web sites of a variety of Web publishers. DoubleClick's DART technology analyzes which ads receive the best response on which Web sites and then selects the appropriate ad and delivers it on the Web sites and pages within the Web sites where the ad is expected to yield the best results. DoubleClick Direct provides Web publishers with an additional source of advertising revenue since it utilizes ad space on their Web sites that has not otherwise been sold. DoubleClick Direct was introduced in the fourth quarter of 1997 on a limited basis to selected direct marketers and the Company is developing additional features to meet the evolving needs of direct marketers.

STRATEGY

    DoubleClick's objective is to be the leading provider of Internet advertising solutions. The following are the key elements of the Company's strategy:

    PROVIDE THE MOST COMPREHENSIVE INTERNET ADVERTISING SOLUTIONS. The Company intends to leverage the information aggregated from the millions of individual users that visit the Web sites on the DoubleClick Network and the Web sites of Web publishers using the DART Service to further enhance its existing solutions and facilitate the development of additional solutions. DoubleClick believes that its proprietary DART technology and the experience and knowledge gained through the delivery of billions of Internet ads provide it with a significant competitive advantage over other Internet advertising solutions providers. DoubleClick intends to leverage its technology and media expertise to continue to develop new solutions and technological capabilities that meet the needs of advertisers and Web publishers. In addition, the Company intends to add new features and functionality to its DART technology to meet the evolving needs of the Internet advertising market.

    ENHANCE AND EXPAND THE DOUBLECLICK NETWORK. By enhancing and expanding the DoubleClick Network, the Company believes that the DoubleClick Network will become a leading choice for Web advertisers. The Company intends to continuously target Web publishers of high quality Web sites, directories and search engines for addition to the existing content categories comprising the DoubleClick Network. Any such additions will be required to meet strict inclusion and maintenance criteria in order to ensure that they will continue to provide the desired audiences of advertisers. In order to provide advertisers with additional audiences, the Company also plans to add new content categories comprised of high quality, high traffic Web sites to the DoubleClick Network.

    EXPAND SALES AND MARKETING. The Company believes that a strong sales and marketing organization is essential to effectively sell and market Internet advertising solutions. The Company intends to continue to expand its sales and marketing efforts. Specifically, DoubleClick plans to expand its DoubleClick Network sales force and has established dedicated sales organizations for its DART Service and DoubleClick Direct. DoubleClick believes that brand awareness of the Company and its solutions is critical to its success given the emerging nature of the Internet advertising market. As a result, the Company is targeting its efforts to advertisers and advertising agencies in order to establish and expand the recognition of its corporate identity and service offerings through its Web site, advertisements within trade publications, direct mail, promotional activities, trade show participation and other media events.

    ESTABLISH DART SERVICE AND DOUBLECLICK DIRECT. The Company is offering ad management services by providing its DART Service directly to Web publishers which have internal ad sales forces yet desire to utilize DART's ad targeting, tracking, reporting and inventory management capabilities. The Company intends to continue to focus on identifying appropriate Web publishers that may be interested in utilizing its DART Service to manage their ad space inventory. The Company recently launched its DoubleClick Direct service on a limited basis and is building its inventory of direct marketing advertisements and available ad space. The Company intends to add features and functionality to the DoubleClick Direct service to meet the evolving needs of direct marketers and to provide a viable commercial opportunity for Web sites with significant unsold ad space inventory.

    EXTEND GLOBAL PRESENCE. To provide U.S. and foreign advertisers with the ability to deliver their ads in global markets and to provide Web publishers in international markets with the ability to outsource their ad sales, ad server operations and ad space inventory management, the Company is developing DoubleClick Networks and is providing its other solutions in a number of countries. The Company is building DoubleClick Networks in Australia, Canada and the United Kingdom, and through its business partners, in Japan, Iberoamerica (Spain, Portugal and Latin America) and Scandinavia. To support this initiative, DoubleClick has recently opened sales offices offering all of the Company's solutions in Australia, Canada and the United Kingdom, and intends to establish sales offices in additional countries in the future.

TECHNOLOGY OVERVIEW

    The Company's proprietary DART (Dynamic Advertising Reporting and Targeting) technology serves as the enabling platform for all of the Company's solutions. This centralized ad management technology, resident on the Company's server, is linked to the Web publisher's server and completes the dynamic ad matching, targeting and delivering functions within milliseconds. In addition, unlike shrink-wrapped technology products, continuous enhancements to DART can be made without the need for a Web publisher to upgrade or purchase new equipment or software upgrades. The following diagram illustrates the architecture of DART:

         ILLUSTRATION DEPICTING DART TECHNOLOGY'S DYNAMIC AND MATCHING,
                     TARGETING AND DELIVERING ARCHITECTURE

                                   [GRAPHIC]

    To date, DoubleClick's DART technology has delivered over 6 billion ads worldwide. DART's dynamic matching, targeting and delivering functions enable Web advertisers to target their advertising based on a variety of factors, including user interests, time of day, day of week, organization name and size, domain type (i.e., commercial, government, education, network), operating system, server type and version, and keywords. In addition, the Company offers the ability to match geographic location of the user's server and organization revenue through third-party databases. DART also manages the frequency and distribution of ad placements to limit repetitive ad exposures that can reduce ad effectiveness. Further, in order to deliver the advertisements on the pages that are likely to result in the best response, DART improves its predictive capabilities by continuously collecting information regarding the user and the user's viewing activities and ad responses.

    DART is a powerful ad performance tracking and reporting tool. Detailed daily online performance reports allow advertisers and Web publishers to actively monitor and react to the success of particular ads and marketing campaigns and Web site traffic patterns, respectively. Such reports can be further tailored to evaluate ad success based on the dynamic ad matching, targeting and delivering factors set forth above. DART delivers advertising content developed using most leading Web tools and technologies, including JAVA, Java Script, RealAudio, RealVideo, Enliven and VRML. In addition, DART is compatible with leading host servers, regardless of the Web publisher's hardware or software. DART is designed to be highly reliable and operates 24 hours a day, seven days a week with minimal downtime. Enhancements of the DART technology have allowed for the development of additional features providing: (i) advertisers with the ability to test the effectiveness of the creative content of an advertisement before launching an ad campaign by comparing click-through rates on alternative advertisements; (ii) advertisers with the opportunity to track a user to the advertiser's own Web site to determine what actions a user takes following a click-through; and (iii) Web publishers with the ability to accurately manage and record advertising activity and track related revenue over a network of affiliated Web sites.

SERVICES

    DOUBLECLICK NETWORK

    Utilizing the Company's proprietary DART technology, the DoubleClick Network provides effective Internet advertising solutions to both advertisers and Web publishers. As of December 31, 1997, the DoubleClick Network consisted of over 60 Web sites grouped together by the Company in defined content categories. In December 1997, approximately 750 million ads were delivered on the DoubleClick Network. The Company pays each Web publisher whose Web sites are on the DoubleClick Network a service fee calculated as a percentage of the amount it charges advertisers for delivering advertisements on the DoubleClick Network. In addition, the Company is responsible for billing and collecting for ads delivered on the DoubleClick Network and typically assumes the risk of non-payment from advertisers. Since December 1996, the Company has derived substantially all of its revenues from advertisements delivered on the DoubleClick Network.

    Web publishers seeking to add their Web sites to the DoubleClick Network must meet defined inclusion and maintenance criteria based upon, among other things, the demographics of the particular Web site's users, the Web site's content quality and brand name recognition, the level of existing and projected traffic on the Web site, and the opportunity to provide sponsorship opportunities. By preserving the integrity of the DoubleClick Network through the maintenance of such defined criteria, the Company enhances an advertiser's ability to have its advertisements seen by the appropriate audience. In addition, the DoubleClick Network provides greater efficiencies to advertisers by allowing them to reach several different target audiences all through one ad purchase and ad campaign.

    The Company intends to continuously target Web publishers of high quality directories, search engines and premium Web sites for addition to the existing content categories in the DoubleClick Network and to expand into additional content categories based on advertisers' targeting needs. The following table identifies the DoubleClick Network's content categories and their respective Web sites as of December 31, 1997:

PREMIUM SITES                         TECHNOLOGY & THE INTERNET           SPORTS, TRAVEL & LEISURE
 AltaVista Search                     AltaVista MarketSpace               Just Sports For Women
 Billboard Online                     Borland                             One-on-One Sports
 Fast Company                         ChatPlanet                          Travelon
 LookSmart                            Diamond Multimedia Systems          TravelWeb
 Macromedia                           FilePile                            USA Today Sports Scores
 The Dilbert Zone                     GoNetwork                           Whitbread
 U.S. News Online                     Inquiry.com                         ENTERTAINMENT
DIRECTORIES, SEARCH ENGINES & ISPS    Macromedia                          Billboard Online
 AltaVista Search                     PC Win Resource Center              Blockbuster Search
 Internet Address Finder              Silicon Graphics' VRML.sgi.com      The DJ Network
 GTE Internet Solutions               SoftSeek                            Sega Online
 GTE SuperPages                       The Dilbert Zone                    United Media's ComicZone
 LookSmart                            Web Developer's Virtual Library     Vibe Online
 MindSpring                           WebServer                           WebStakes
 NetShepherd                          BUSINESS & FINANCE                  WOMEN & FAMILY
 Open Text Index                      BigCharts                           Advancing Women
NEWS, INFORMATION & CULTURE           CompaniesOnline                     Essence Online
 Atlantic Unbound                     EDGAR ONLINE                        Fashion Net
 Ivanhoe Medical Breakthroughs        Fast Company                        OnCart
 JobTrak                              Individual Investor Online          Snoopy.com
 Kelley Blue Book                     StockMaster                         StarChefs
 mostNEWYORK                          U.S.A. Today: DBC                   Top Secret Recipes
 PBS Online                           Worth Online                        Women's Connection Online
 U.S. News Online
 USA Today Selected Marketplace

    Over 1,000 advertisers from a variety of industries have utilized the DoubleClick Network, including many of the leading Internet advertisers. In certain instances, advertisers promote a number of products at one time. In turn, there may be a number of advertising campaigns being run simultaneously for each product, each with a number of advertisements. Further, many advertisers use advertising agencies to strategically place their advertisements. As a result, the Company maintains relationships with, and focuses its sales and marketing efforts on, both advertisers and advertising agencies. Set forth below is a representative list of those advertisers that have delivered advertisements on the DoubleClick Network:

Amazon.com Inc.          Intel
AT&T                     Microsoft
Bell South               MonsterBoard
CD Now                   Netscape
Charles Schwab           Prodigy
Datek Online             Quick & Reilly
GTE                      3Com
IBM                      Ziff Davis Interactive

    To take advantage of the global reach of the Internet, DoubleClick is establishing DoubleClick Networks in Europe, Asia and other international markets. DoubleClick currently has operations in Australia, Canada, and the United Kingdom, and through its business partners, in Japan, Iberoamerica and Scandinavia. The Company's international operations allow advertisers to target users in specific countries and worldwide and enables overseas advertisers to focus their advertising in their own domestic market, the United States market or globally. Further, by locating ad servers in foreign locations, the Company is seeking to facilitate the rapid delivery of Internet advertising in international markets.

    DART SERVICE

    Since January 1997, the DART Service has been provided as a comprehensive turnkey advertising solution to those Web publishers with internal sales forces that desire to take advantage of the Company's DART technology to facilitate and support their Internet ad placements. By utilizing the DART Service, a Web publisher is provided with all of the dynamic ad matching, targeting and delivering features of the DART technology, including the predictive modeling benefits enabled by the Company's continuous collection of information regarding users of the Web sites in the DoubleClick Network and the Web sites of other DART-enabled Web publishers. The DART Service acts as the Web publisher's ad server and can be easily linked to the Web publisher's server. The DART Service is generally offered to Web publishers pursuant to annual service contracts terminable by either party on 30 days prior written notice. As of December 31, 1997, there were 20 Web publishers using the DART Service, including NBC, THE WALL STREET JOURNAL INTERACTIVE EDITION, RealNetworks, THE SPORTING NEWS, READER'S DIGEST, TEXAS MONTHLY and VARIETY. To date, the Company has not received significant revenues from the DART Service.

    DOUBLECLICK DIRECT

    Launched on a limited basis in the fourth quarter of 1997, DoubleClick Direct is a response-oriented Internet advertising service that provides direct marketers with the opportunity to conduct targeted advertising on a cost-per-action basis, paying only when users click on an ad placed on a Web site, fill out a lead form, download software, or buy a product. Web publishers, including those in the DoubleClick Network, may designate a selected portion of their previously unsold inventory on a monthly basis for such direct marketers. DoubleClick's DART technology analyzes which ads receive the best response on which Web sites and then selects the appropriate ad and places it on the Web sites and pages within the Web sites where the ad is expected to yield the best results. Further, DoubleClick Direct tracks and audits transactions in real time, while at the same time using the information to automatically enhance and update DoubleClick Direct. The Company expects direct marketers to utilize DoubleClick Direct pursuant to short-term contracts. DoubleClick Direct has initially been marketed to selected direct marketers on a limited basis and the Company is developing additional features to meet the evolving needs of direct marketers. To date, the Company has not received significant revenues from sales of DoubleClick Direct.

    The following illustration depicts DoubleClick Direct:

          [ILLUSTRATION DEPICTING THE DOUBLECLICK DIRECT ARCHITECTURE]

SALES AND MARKETING

    UNITED STATES

    The Company sells its solutions in the United States through a sales and marketing organization which consisted of an aggregate of 104 employees as of December 31, 1997. These employees are located at the Company's headquarters in New York, and in the Company's offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and Silicon Valley. The sales organization is divided into three dedicated groups focused on sales of advertisements to be delivered on the DoubleClick Network, sales of the

DART Service to Web publishers, and sales of DoubleClick Direct to direct marketers. Each of these groups employs an internal telesales force to solicit leads obtained from, and to respond to inbound inquiries stimulated by, the Company's marketing efforts.

    The Company has created business development subgroups for each of the DoubleClick Network's content categories to recruit Web publishers with high quality Web sites for inclusion in the DoubleClick Network. Business development salespeople are assigned to a particular content category in order to develop an in-depth understanding of the evolving needs of a particular content category and the Web publishers with Web sites within such content category. This expertise allows the Company to more effectively manage existing content categories and take advantage of opportunities to expand into additional content categories.

    To support its direct sales efforts and to actively promote the DoubleClick brand, the Company conducts comprehensive marketing programs, including public relations, print advertisements, online advertisements over the DoubleClick Network and on the Web sites of Web publishers unaffiliated with the DoubleClick Network, Web advertising seminars, trade shows and ongoing customer communications programs.

    INTERNATIONAL

    The Company has expanded its operations into Australia, Canada and the United Kingdom through the creation of a direct sales organization in each such location. In addition, the Company has entered into business relationships in Japan, Iberoamerica and Scandinavia to take advantage of the local marketplace knowledge of its business partners. As it continues to expand internationally, the Company intends to expand its direct sales and marketing capabilities to create direct sales organizations in certain international markets and, in other markets, to enter into business relationships with companies having knowledge of the particular marketplace.

COMPETITION

    The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and the Company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new solutions and enhancements to existing solutions developed by the Company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the Company's solutions.

    The Company competes for Internet advertising revenues with large Web publishers and Web search engine companies, such as America Online, Yahoo!, Excite and Infoseek. Further, the DoubleClick Network competes with a variety of Internet advertising networks, including 24/7 Media. In marketing the DoubleClick Network and its DART Service to Web publishers, the Company also competes with providers of ad servers and related services, including NetGravity. The Company also encounters competition from a number of other sources, including content aggregation companies, companies engaged in advertising sales networks, advertising agencies, and other companies which facilitate Internet advertising. Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Internet, in general, and the Company, specifically, also must compete for a share of advertisers' total advertising budgets with traditional advertising media, such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising, which could limit the growth of Internet advertising and would have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Competition".

INTELLECTUAL PROPERTY

    The Company regards its intellectual property as critical to its success, and the Company relies upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights. The Company has filed one patent application with the United States Patent and Trademark Office to protect certain aspects of its DART technology. The Company pursues the protection of its trademarks by applying to register the trademarks in the United States and (based upon anticipated use) internationally, and is the owner of a registration for the DOUBLECLICK trademark in the United States. There can be no assurance that any of the Company's trademark registrations or patent applications will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the Company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms to allow the Company to continue to use such trademarks. Patent, trademark, copyright and trade secret protection may not be available in every country in which the Company's solutions are distributed or made available. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. The Company's DART technology collects and utilizes data derived from user activity on the DoubleClick Network and the Web sites of Web publishers using the Company's solutions. This data is used for ad targeting and predicting ad performance. Although the Company believes that it has the right to use such data and the compilation of such data in the Company's database, there can be no assurance that any trade secret, copyright or other protection will be available for such information or that others will not claim rights to such information. Further, pursuant to its contracts with Web publishers using the Company's solutions, the Company is obligated to keep certain information regarding the Web publisher confidential.

    The Company has licensed in the past, and expects that it may license in the future, elements of its trademarks, trade dress and similar proprietary rights to third parties, including in connection with the establishment of its international business relationships which may be controlled operationally by such third parties. While the Company attempts to ensure that the quality of its brand is maintained by such business partners, no assurances can be given that such partners will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its solutions and technologies. The Company currently licenses certain aspects of its predictive modeling technologies from a third party. The failure by the Company to maintain this license, or to find a replacement for such technology in a timely and cost-effective manner, could have a material adverse effect on the Company's business, results of operations and financial condition.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the

Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its business partners. Although such claims have not resulted in litigation or had a material adverse effect on the Company's business, results of operations or financial condition, such claims and any resultant litigation, should it occur, could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

EMPLOYEES

    As of December 31, 1997, the Company employed 185 persons, including 123 in sales, marketing and customer support (19 of whom serve the international marketplace), 26 in product development, and 36 in accounting, human resources and administration. The Company is not subject to any collective bargaining agreements and believes that its relationship with its employees is good.

FACILITIES

    The Company's principal executive offices are currently located in two separate facilities in New York, New York. Consisting of an aggregate of approximately 25,000 square feet, these facilities are currently leased to the Company under leases which expire in July 1999 and September 2002, respectively. The Company also leases space for its sales and marketing efforts in California, Georgia, Illinois, Massachusetts and Texas, as well as in Australia, Canada and the United Kingdom. The Company plans to expand its New York facilities in the first half of 1998. The Company believes that suitable additional space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS AND OTHER KEY EMPLOYEES

    The executive officers and directors and other key employees of the Company, and their ages and positions are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------     -----     -----------------------------------------------------
Kevin J. O'Connor....................................          36   Chief Executive Officer and Chairman of the Board of
                                                                    Directors
Kevin P. Ryan........................................          34   President and Chief Financial Officer
Dwight A. Merriman...................................          29   Chief Technical Officer and Director
Wenda Harris Millard.................................          43   Executive Vice President, Marketing and Sales
Stephen R. Collins...................................          32   Controller and Assistant Secretary
John L. Heider.......................................          40   Vice President of Engineering
Barry M. Salzman.....................................          34   Vice President, International
David N. Strohm(1)...................................          49   Director
Mark E. Nunnelly(1)..................................          39   Director
W. Grant Gregory(1)..................................          56   Director
Donald Peppers.......................................          37   Director

------------------------

(1) Member of the Audit Committee and the Compensation Committee.

    Set forth below is certain information regarding the business experience during the past five years for each of the above-named persons.

    KEVIN J. O'CONNOR has served as the Company's Chief Executive Officer and Chairman of the Board of Directors since its inception in January 1996. From December 1995 until January 1996, Mr. O'Connor served as Chief Executive Officer of Internet Advertising Network ("IAN"), an Internet advertising company which he founded. From September 1994 to December 1995, Mr. O'Connor served as Director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President, Research of Intercomputer Communications Corp., a software development company. Mr. O'Connor received his B.S. in Electrical Engineering from the University of Michigan.

    KEVIN P. RYAN has served as the Company's Chief Financial Officer since June 1996 and as President since July 1997. From January 1994 to June 1996, Mr. Ryan served as Senior Vice President, Business and Finance for United Media, a licensing and syndication company representing comics, columnists and wire services to over 2,000 newspapers around the world. From April 1991 to December 1993, Mr. Ryan served as Senior Manager, Finance for EuroDisney, and from August 1985 to September 1989, Mr. Ryan was an investment banker for Prudential Investment Corporation in both the United States and the United Kingdom. Mr. Ryan received his B.A. in Economics from Yale University and his M.B.A. from Insead.

    DWIGHT A. MERRIMAN has served as the Company's Chief Technical Officer since February 1996, and served as its Vice President, Engineering from the Company's inception in January 1996 until February 1996. Mr. Merriman has served as a Director of the Company since its inception. From December 1990 until August 1995, Mr. Merriman was a software engineer for Attachmate Corporation. Mr. Merriman received his B.S. in Systems Analysis from Miami (Ohio) University.

    WENDA HARRIS MILLARD has served as the Company's Executive Vice President, Marketing and Sales since October 1997, and served as the Company's Executive Vice President, Marketing and

Programming from July 1996 to October 1997. From August 1994 to July 1996, Ms. Harris Millard served as President and Group Publisher of SRDS, a marketing and media information company. From July 1993 to July 1994, Ms. Harris Millard served as Senior Vice President and Publisher of Family Circle Magazine. From June 1992 to July 1993, Ms. Harris Millard served as Senior Vice President and Group Publisher of Adweek Magazines, and from 1987 to June 1992, Ms. Harris Millard served as Publisher for Adweek Magazine. Ms. Harris Millard received her B.A. in English from Trinity College and her M.B.A. from Harvard University.

    STEPHEN R. COLLINS has served as the Company's Controller since January 1997 and as Assistant Secretary since June 1997. From October 1992 to January 1997, Mr. Collins served in a variety of financial positions for Colgate-Palmolive Company, a consumer products company, most recently as Associate Financial Director of Colgate-Palmolive Romania. From July 1988 to October 1992, Mr. Collins was an auditor for Price Waterhouse LLP, a public accounting firm. Mr. Collins received his B.S. in Accounting from the University of Alabama.

    BARRY M. SALZMAN has served as the Company's Vice President, International since February 1997. From August 1994 to January 1997, Mr. Salzman served as President of BMS Associates, Inc., a consulting firm. From June 1993 to July 1994, Mr. Salzman served as an associate for AEA Investors, Inc., a principal investment firm. From June 1989 to June 1993, Mr. Salzman served as an Engagement Manager for McKinsey & Company, a management consulting firm. Mr. Salzman received his B.S. in Business from the University of Cape Town and his M.B.A. from Harvard University.

    JOHN L. HEIDER has served as the Company's Vice President of Engineering since March 1996. From June 1989 to March 1996, Mr. Heider served in various engineering capacities, including Staff Engineer and Senior Engineer, for Attachmate Corporation. Mr. Heider received his B.A. in Fine Arts from Wright State University.

    DAVID N. STROHM has served as a Director of the Company since June 1997. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group ("Greylock"), and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm currently serves as a director of Banyan Systems, Inc., a software and computer peripherals company, and Legato Systems, Inc., a data storage management software company. Mr. Strohm received his B.A. from Dartmouth and his M.B.A. from Harvard University. Mr. Strohm was named to the Board of Directors pursuant to an agreement which will terminate upon the closing of the offering.

    MARK E. NUNNELLY has served as a Director of the Company since June 1997. Since 1990, Mr. Nunnelly has served as a Managing Director of Bain Capital, a venture capital group. Mr. Nunnelly currently serves as a Director of Stream International Inc., a computer software and technical support company, E-data Systems, a digital commerce company, SR Research, a credit risk assessment technology company, The Learning Company, an educational software company, and Dade International, a health care company. Mr. Nunnelly received his B.A. from Centre College and his M.B.A. from Harvard University. Mr. Nunnelly was named to the Board of Directors pursuant to an agreement which will terminate upon the closing of the offering.

    W. GRANT GREGORY has served as a Director of the Company since its inception in January 1996. Since 1988, Mr. Gregory has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm. In 1987, Mr. Gregory served as Chairman of the Board of Touche Ross & Company, an accounting firm (now Deloitte & Touche). Mr. Gregory currently serves as a director of AMBAC Financial Group, a financial services company, HCIA Inc., a health care information company, True North Communications, an advertising holding company ("True North"), and Inacom Corporation, a technology management services company. Mr. Gregory received his bachelor's degree in Business Administration from the University of Nebraska.

    DONALD PEPPERS has served as a Director of the Company since January 1998. Since January 1992, Mr. Peppers has served as Chief Executive Officer of Marketing 1:1, Inc., a marketing consulting firm. Mr. Peppers received his B.S. in Astronautical Engineering from the United States Air Force Academy.

CLASSES OF DIRECTORS

    Currently, all Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Following the offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

EXECUTIVE OFFICERS

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors or until their successors have been duly elected and qualified.

BOARD COMMITTEES

    The Audit Committee of the Board of Directors was established in July 1997 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

    The Compensation Committee of the Board of Directors was established in July 1997 and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers the Company's various incentive compensation, stock and benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee consists of Messrs. Strohm, Nunnelly and Gregory, none of whom has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. During 1996 and prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers. Mr. O'Connor, the Company's Chief Executive Officer, and Mr. Merriman, the Company's Chief Technical Officer, participated in all such discussions and decisions concerning the compensation of executive officers of the Company, except that Messrs. O'Connor and Merriman were excluded from discussions regarding their own compensation.

COMPENSATION OF DIRECTORS

    The Company does not currently compensate its directors for attending Board of Directors or committee meetings, but reimburses directors for their reasonable travel expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board of Directors. Under the Company's 1997 Stock Incentive Plan, each individual who is serving as a non-employee member of the Board of Directors on the date that the Underwriting Agreement relating to the offering is executed will automatically receive an option grant on that date for 5,000 shares of Common Stock. Each individual who first becomes a non-employee member of the Board of Directors at any time thereafter will receive an option to purchase 25,000 shares on the date such individual joins the Board of Directors, provided such individual has not previously been an employee of the Company or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting beginning in 1999, each non-employee member of the Board of Directors will automatically be granted an option to purchase 5,000 shares of Common Stock provided such individual has served on the Board of Directors for at least six months. See "--1997 Stock Incentive Plan".

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation received by the Company's Chief Executive Officer and by the other four executive officers of the Company whose salary exceeded $100,000 in 1997 (the "Named Executive Officers") for services rendered in all capacities to the Company during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                 ANNUAL              AWARDS
                                                             COMPENSATION(2)   ------------------
                                                            -----------------  SHARES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(1)                                   SALARY             OPTIONS         COMPENSATION
----------------------------------------------------------  -----------------  ------------------  --------------
Kevin J. O'Connor
  Chief Executive Officer.................................     $   126,250             --            $   30,000(3)
Kevin P. Ryan
  President and Chief Financial Officer...................         152,500            220,000            --
Wenda Harris Millard
  Executive Vice President, Marketing
  and Sales...............................................         180,000             --                --
John L. Heider
  Vice President of Engineering...........................         101,280             39,000            --
Barry M. Salzman
  Vice President, International...........................         105,136            100,000            --

------------------------

(1) David Henderson served as the Company's Vice President, North American Sales until September 1997 and is no longer employed by the Company. During 1997, Mr. Henderson earned $139,920 in salary.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in 1997.

(3) Consists solely of reimbursement of certain relocation expenses.

OPTION GRANTS IN LAST YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during 1997. The Company has not granted any stock appreciation rights.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

                                                   INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                          -------------------------------------------------------------------           VALUE
                           NUMBER OF     % OF TOTAL                                            AT ASSUMED ANNUAL RATES
                          SECURITIES       OPTIONS                                              OF STOCK APPRECIATION
                          UNDERLYING     GRANTED TO                                               FOR OPTION TERM(3)
                            OPTIONS       EMPLOYEES      EXERCISE      MARKET     EXPIRATION   ------------------------
NAME                      GRANTED(1)     IN 1997(2)        PRICE        PRICE        DATE          0%           5%
------------------------  -----------  ---------------  -----------  -----------  -----------  ----------  ------------
Kevin J. O'Connor.......          --             --             --           --           --           --            --
Kevin P. Ryan...........     220,000           21.2%     $    1.16    $    4.00      7/31/07   $  624,800  $  1,178,227
Wenda Harris Millard....          --             --             --           --           --           --            --
John L. Heider..........      10,000            1.0           0.28         0.50      2/28/07        2,200         5,350
                              29,000            2.8           3.00         6.16      9/10/07       91,640       204,183
Barry M. Salzman........      47,500            4.6           0.28         0.50      2/28/07       10,450        25,413
                              52,500            5.1           3.00         6.16      9/10/07      165,900       692,685


NAME                          10%
------------------------  ------------
Kevin J. O'Connor.......            --
Kevin P. Ryan...........  $  2,024,000
Wenda Harris Millard....            --
John L. Heider..........        10,150
                               375,678
Barry M. Salzman........        48,213
                               680,106

------------------------
(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's stock plans. The options shown in this table become exercisable in four equal annual installments commencing one year after the date of grant. To the extent not already exercisable, certain of these options may become exercisable in the event of a merger in which the Company is not the surviving corporation or upon the sale of substantially all of the Company's assets. See "--1997 Stock Incentive Plan".

(2) During 1997, the Company granted employees options to purchase an aggregate of 1,038,725 shares of Common Stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during 1997 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1997.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997
                           AND YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                      DECEMBER 31, 1997            DECEMBER 31, 1997(1)
                                 ON          VALUE     ----------------------------  -----------------------------
NAME                          EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------------  -----------  -----------  ------------  --------------  -------------  --------------
Kevin J. O'Connor..........          --            --      184,648        131,892    $   2,374,574   $  1,696,105
Kevin P. Ryan..............      20,000   $   100,396           --        280,000               --      3,376,388
Wenda Harris Millard.......      30,000       150,594           --         90,000               --      1,157,382
John L. Heider.............       9,000        52,853           --         66,000               --        764,760
Barry M. Salzman...........          --            --           --        100,000               --      1,129,200

------------------------
(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $13.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

1997 STOCK INCENTIVE PLAN

    The Company's 1997 Stock Incentive Plan (the "1997 Plan") is intended to serve as the successor equity incentive program to the Company's 1996 Stock Option Plan (the "Predecessor Plan"). The 1997 Plan was adopted by the Board on November 7, 1997 and subsequently approved by the stockholders. The discretionary option grant and stock issuance programs under the 1997 Plan became effective immediately upon the Board of Directors' adoption of the Plan (the "Plan Effective Date"). The automatic option grant program will become effective on the date the Underwriting Agreement relating to the offering is executed.

    A total of 3,000,000 shares of Common Stock have been authorized for issuance under the 1997 Plan. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date, including the shares subject to outstanding options, and (ii) an additional 1,150,000 shares of Common Stock. In addition, the number of shares of Common Stock reserved for issuance under the 1997 Plan will automatically increase on the first trading day of each calendar year, beginning with the 1999 calendar year, by an amount equal to three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. To the extent any unvested shares of Common Stock issued under the 1997 Plan are subsequently repurchased by the Company, at the exercise price or direct issue paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1997 Plan. In no event, however, may any one participant in the 1997 Plan receive option grants or direct stock issuances for more than 375,000 shares of Common Stock in the aggregate per calendar year.

    On the Plan Effective Date, outstanding options under the Predecessor Plan will be incorporated into the 1997 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the 1997 Plan's administrator (the "Plan Administrator") elects to extend one or more features of the 1997 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of the 1997 Plan.

    The 1997 Plan is divided into three separate components: (i) a discretionary option grant program under which eligible individuals in the Company's employ or service (including officers, non-employee members of the Board of Directors and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of the Common Stock on the grant date, (ii) a stock issuance program under which such individuals may, at the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of the fair market value at the time of issuance or as a bonus tied to the performance of services or the attainment of financial milestones, and (iii) an automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date.

    The discretionary option grant program and the stock issuance program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The automatic option grant program will be self-executing in accordance with the terms of that program, and neither the Compensation Committee nor the Board of Directors will exercise any administrative discretion with respect to option grants under that program.

    The exercise price for shares of Common Stock subject to option grants made under the 1997 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise or purchase price and any associated withholding taxes incurred in connection with such exercise or purchase.

    The Plan Administrator will have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    In the event that the Company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or is otherwise to continue in effect pursuant to the express terms of the transaction will automatically accelerate in full, and all unvested shares under the discretionary option grant program and stock issuance program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are assigned to the successor corporation or are otherwise to continue in effect. The Plan Administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable on an accelerated basis for all or part of the option shares upon (i) an acquisition of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the holder's service within a designated period following an acquisition in which those options are assumed or continued in effect. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The options incorporated from the Predecessor Plan will terminate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the successor entity. However, the Plan Administrator will have the discretion to extend the acceleration provisions of the 1997 Plan to those options.

    Under the automatic option grant program, each individual who is serving as a non-employee member of the Board of Directors on the date the Underwriting Agreement for the offering is executed, will automatically receive an option grant on that date for 5,000 shares of Common Stock. Each individual who first becomes a non-employee member of the Board of Directors at any time thereafter will receive a 25,000-share option grant on the date such individual joins the Board of Directors, provided such individual has not previously been an employee of the Company or any parent or subsidiary corporation. In addition, on the date of each annual stockholders' meeting, beginning with the annual meeting to be held in the calendar year immediately following the execution date of the Underwriting Agreement, each non-employee member of the Board of Directors who is to continue to serve as non-employee member of the Board of Directors will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board of Directors for at least six months.

    Each automatic grant for the non-employee members of the Board of Directors will have a term of 10 years, subject to earlier termination following the holder's cessation of Board of Directors service. Any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the holder cease Board of Directors service prior to vesting in those shares. Each automatic option will be immediately exercisable for all of the option shares. The shares subject to each 25,000-share automatic option grant will vest over a four-year period in successive equal annual installments upon the holder's completion of each year of Board of Directors service measured from the option grant date. Each 5,000-share automatic option grant will vest upon the holder's completion of one-year of Board of Directors service measured from the grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the holder's death or disability while a member of the Board of Directors.

    The Board of Directors may amend or modify the 1997 Plan at any time, subject to any required stockholder approval. The 1997 Plan will terminate on the earliest of (i) November 6, 2007, (ii) the date on which all shares available for issuance under the 1997 Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

                              CERTAIN TRANSACTIONS


    At the time of the Company's formation in January 1996, the Company issued
(i) 539,000 shares of its common stock, par value $.01 per share (the "Original Common Stock"), to Poppe Tyson, Inc., a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("BJK&E") in exchange for $500,000, and (ii) 366,912 shares of Original Common Stock to Kevin J. O'Connor and Dwight A. Merriman (the "IAN Stockholders") in exchange for $75,000 in cash and fixed assets having an approximate value of $25,000 distributed to them by IAN. Poppe Tyson subsequently distributed its shares to BJK&E.


    On August 28, 1996, the Company amended its Certificate of Incorporation to provide for four classes of common stock consisting of Original Common Stock, Class A common stock (the "Class A Stock"), class B non-voting common stock (the "Class B Stock") and class C common stock (the "Class C Stock"). At such time, all outstanding shares of Original Common Stock were converted into an equal number of shares of Class A Stock.


    On June 4, 1997, the Company consummated the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") with DoubleClick Acquisition Corp. ("Newco"), BJK&E, all holders of the Company's capital stock, and Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Brookside Capital Partners Fund, L.P., Greylock Equity Limited Partnership, Greylock IX Limited Partnership and ABS Capital Partners II, L.P. (collectively, the "Initial Investors"). Canaan S.B.I.C., L.P., Canaan Equity, L.P., Canaan Capital Limited Partnership, Canaan Offshore Limited Partnership, Venrock Associates and Venrock Associates II, L.P. (collectively, the "Additional Investors") subsequently joined as parties to the Merger Agreement. Immediately prior to the Merger, the Initial Investors and the Additional Investors held all of the 36,667 shares of Newco common stock, par value $.001 per share (the "Newco Common Stock"), and Newco had assets of $36,667,000 in cash. In the Merger, each share of Newco Common Stock was converted into one share of the Company's Convertible Preferred Stock.


    Immediately prior to the closing of the Merger, the Company delivered to BJK&E $1,385,832 and a convertible promissory note in the principal amount of $5,000,000 in partial satisfaction of all working capital advances made by BJK&E to the Company. On December 30, 1997, BJK&E converted the Convertible Note into 779,302 shares of Common Stock.

    To induce the Initial Investors to enter into the Merger Agreement, concurrently with the closing of the Merger, the Company undertook a recapitalization whereby each share of Class A Stock was converted into one share of the Company's Common Stock, each share of Class B Stock was converted into 0.28 shares of the Company's Common Stock plus cash in lieu of fractional shares equal to $4.64 per share, and each share of Class C Stock was converted into 0.28 shares of the Company's Common Stock plus cash in lieu of fractional shares equal to $4.64 per share.

    On June 10, 1997, WPG Enterprise Fund III, L.P., Weiss, Peck & Greer Venture Associates IV, L.P. and Weiss, Peck & Greer Venture Associates IV Cayman, L.P. purchased from the Company an aggregate of 3,333 shares of the Company's Convertible Preferred Stock in consideration for $3,333,000.

    For information regarding the grant of stock options to executive officers and directors, see "Management -- Compensation of Directors", "-- Executive Compensation", "-- Stock Plans" and "Principal Stockholders".

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 31, 1997 by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own four percent or more of the Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group.


                                                                                              PERCENT OF OWNERSHIP
                                                                                          ----------------------------
                                                                       VOTING SHARES       PRIOR TO THE     AFTER THE
NAME OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED(1)     OFFERING       OFFERING
-----------------------------------------------------------------  ---------------------  ---------------  -----------
Kevin J. O'Connor(2).............................................         2,376,394               21.2%          15.9%
Bain Funds(3)....................................................         2,182,060               17.7           14.7
Voting Trustee Committee(4)......................................         1,493,854               12.1           10.1
David N. Strohm(5)...............................................         1,246,884               10.1            8.4
ABS Capital Partners II, L.P.(6).................................         1,246,883               10.1            8.4
Dwight A. Merriman(7)............................................         1,219,692                9.8            8.2
Bozell, Jacobs, Kenyon & Eckhardt, Inc.(8).......................           779,302                6.3            5.2
Greylock Equity Limited Partnership(5)...........................           623,442                5.0            4.2
Greylock IX Limited Partnership(5)...............................           623,442                5.0            4.2
Mark E. Nunnelly(9)..............................................           554,552                4.5            3.7
Canaan Partners(10)..............................................           519,640                4.2            3.5
Weiss, Peck & Greer, L.L.C.(11)..................................           519,484                4.2            3.5
Venrock Associates(12)...........................................           519,483                4.2            3.5
W. Grant Gregory(13).............................................           494,949                4.0            3.3
Wenda Harris Millard(14).........................................            30,000              *              *
Kevin P. Ryan(15)................................................            20,000              *              *
John L. Heider(16)...............................................             9,000              *              *
Barry M. Salzman(17).............................................                --              *              *
Donald Peppers(18)...............................................                --              *              *
All directors and executive officers as a group (11
  persons)(19)...................................................         6,229,325               49.4           41.2


------------------------

  * Less than one percent.

 (1) Gives effect to the shares of Common Stock issuable within 60 days of December 31, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

 (2) Includes (i) 184,648 shares of Common Stock issuable upon the exercise of stock options and (ii) 3,920 shares of Common Stock held by Nancy O'Connor, Mr. O'Connor's wife. Does not include 131,892 shares of Common Stock issuable upon exercise of stock options that do not vest within 60 days of December 31, 1997.


 (3) Consists of (i) 368,766 shares of Common Stock held by Bain Capital Fund V, LP, whose sole general partner is Bain Capital Partners V, L.P., whose sole general partner is Bain Capital Investors V, Inc., a Delaware corporation wholly owned by W. Mitt Romney, (ii) 960,256 shares of Common Stock held by Bain Capital Fund V-B, LP, whose sole general partner is Bain Capital Partners V, L.P., whose sole general partner is Bain Capital Investors V, Inc., a Delaware corporation wholly owned by W. Mitt Romney, (iii) 268,548 shares of Common Stock held by BCIP Associates, a Delaware general partnership of which W. Mitt Romney is a general partner and a member of the management committee (iv) 286,004 shares of Common Stock held by BCIP Trust Associates, LP, a Delaware limited partnership of which W. Mitt Romney is a general partner and a member of the management committee,
    (v) 225,998 shares of Common Stock held by Brookside Capital Partners, LP, whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Investors Inc., a Delaware corporation wholly owned by W. Mitt Romney, and (vi) 72,488 shares of Common Stock held by various persons and entities associated with Thomas H. Lee Company, over which such 72,488 shares Bain Capital, Inc. has voting power. The address of these entities is Two Copley Place, 7th Floor, Boston, Massachusetts 02116.


 (4) The Voting Trustee Committee (the "Trust") was established pursuant to the Voting Trust Agreement, dated as of June 4, 1997, by and between the Company and certain stockholders of the Company. The shares of Common Stock held of record by the Trust are beneficially owned by approximately 180 individuals and entities. The address of the Trust is c/o Bozell, Jacobs, Kenyon & Eckhardt, Inc., 40 West 23rd Street, New York, New York 10010.


 (5) Mr. Strohm, a general partner of Greylock Equity GP Limited Partnership ("Greylock Equity GP"), the general partner of Greylock Equity Limited Partnership (beneficial owner of 623,442 shares of Common Stock) and a general partner of Greylock IX GP Limited Partnership ("Greylock IX GP"), the general partner of Greylock IX Limited Partnership (beneficial owner of 623,442 shares of Common Stock), is a director of the Company. Mr. Strohm, together with the other general partners of Greylock Equity GP and Greylock IX GP, shares voting and investment power with respect to the shares owned by Greylock Equity GP and Greylock IX GP, respectively. Mr. Strohm does not own any shares of the Company in his individual capacity and disclaims beneficial ownership of the shares held by Greylock Equity Limited Partnership and Greylock IX Limited Partnership, except to the extent of his pecuniary interest therein. The address of Greylock Equity Limited Partnership and Greylock IX Limited Partnership is One Federal Street, Boston, Massachusetts 02110.



 (6) The address of ABS Capital Partners II, L.P. is 1 South Street, Baltimore, Maryland 21202. An affiliate of BT Alex. Brown Incorporated, one of the representatives of the Underwriters in the offering, is a limited partner of ABS Capital Partners II, L.P. In addition, another affiliate of BT Alex. Brown Incorporated is a non-managing member of ABS Partners II, LLC, the general partner of ABS Capital Partners II, L.P.



 (7) Includes 82,892 shares of Common Stock issuable upon the exercise of stock options. Does not include 59,209 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



 (8) The address of BJK&E is 40 West 23rd Street, New York, New York 10010. Mr.
    W. Grant Gregory, a director of the Company, is also a director of True North, of which BJK&E is a subsidiary. See "Certain Transactions".



 (9) Consists of 268,548 shares of Common Stock held by BCIP Associates, a Delaware general partnership of which Mr. Nunnelly is a general partner, and 286,004 shares of Common Stock held by BCIP Trust Associates, LP, a Delaware limited partnership of which Mr. Nunnelly is a general partner. Mr. Nunnelly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.



 (10)Consists of (i) 246,883 shares of Common Stock held by Canaan, S.B.I.C., L.P., (ii) 259,820 shares of Common Stock held by Canaan Equity, L.P., (iii) 1,403 shares of Common Stock held by Canaan Capital Limited Partnership, and
    (iv) 11,534 shares of Common Stock held by Canaan Capital Offshore Limited Partnership, C.V. The address of the entities associated with Canaan Partners is 2884 Sand Hill Road, Menlo Park, California 94025.

(11) Consists of (i) 225,687 shares of Common Stock held by WPG Enterprise Fund III, L.P., (ii) 250,780 shares of Common Stock held by Weiss, Peck & Greer Venture Associates IV, L.P., (iii) 32,575 shares of Common Stock held by Weiss, Peck & Greer Venture Associates IV Cayman, L.P., and (iv) 10,443 shares of Common Stock held by WPG Information Sciences Entrepreneur Fund, L.P. The address of the entities associated with Weiss, Peck & Greer, L.L.C. is 555 California Street, San Francisco, California 94104.



(12) Consists of (i) 223,348 shares of Common Stock held by Venrock Associates and (ii) 296,135 shares of Common Stock held by Venrock Associates II, L.P. The address of the entities associated with Venrock Associates is 30 Rockefeller Plaza, Room 5508, New York, New York, 10112.



(13) Includes 493,796 shares of Common Stock beneficially owned by DC Investment Corp, LLC, a Delaware limited liability company, of which Mr. Gregory is the Manager. Mr. Gregory is a director of True North, of which BJK&E is a subsidiary, and disclaims beneficial ownership of the 779,302 shares of Common Stock issued to BJK&E upon conversion of the Convertible Note. See "Certain Transactions."



(14) Does not include 90,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



(15) Does not include 280,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



(16) Does not include 66,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



(17) Does not include 100,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



(18) Does not include 25,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 31, 1997.



(19) Includes 267,540 shares of Common Stock issuable upon the exercise of stock options that vest within 60 days of December 31, 1997. See notes 2 through 18.

                           DESCRIPTION OF SECURITIES


    The following description of the securities of the Company and certain provisions of the Company's Certificate of Incorporation (the "Certificate"), and the Bylaws are summaries thereof and are qualified by reference to the Certificate and the Bylaws, copies of which have been filed with the Commission as exhibits to the Company's Registration Statement, of which this Prospectus forms a part. The descriptions of the Common Stock and Preferred Stock reflect changes to the Company's capital structure that will occur upon the closing of the offering in accordance with the terms of the Certificate.


    The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share.

COMMON STOCK

    As of December 31, 1997, there were 12,353,406 shares of Common Stock outstanding and held of record by 54 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,500,000 shares of Common Stock offered by the Company hereby, there will be 14,853,406 shares of Common Stock outstanding upon the closing of the offering.

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of the offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

    Upon the closing of the offering, the Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The Company has no present plans to issue any shares of Preferred Stock. See " -- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws".

OPTIONS

    As of December 31, 1997, options to purchase a total of 2,020,167 shares ("Option Shares") of Common Stock were outstanding, approximately 1,192,556 of which are subject to lock-up agreements entered into with the Underwriters. Beginning 90 days after the date of this Prospectus, approximately 827,611 Option Shares which are not subject to lock-up agreements will be eligible for sale in reliance on

Rule 701 promulgated under the Securities Act. The total number of shares of Common Stock that may be subject to the granting of options under the 1997 Plan shall be equal to: (i) 3,000,000 shares, plus (ii) the number of shares with respect to options previously granted under the 1997 Plan that terminate without being exercised, expire, are forfeited or canceled, (iii) an amount equal to, on the first trading day of each year, three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, and (iv) the number of shares of Common Stock that are surrendered in payment of any options or any tax withholding requirements. See "Management -- 1997 Stock Incentive Plan" and "Shares Eligible for Future Sale".

REGISTRATION RIGHTS

    Pursuant to the terms of the Stockholders Agreement, after the closing of the offering the holders of 6,234,434 shares of Common Stock will be entitled to certain demand registration rights with respect to the registration of such shares under the Securities Act. The holders of 50% or more of such shares are entitled to demand that the Company register their shares under the Securities Act, subject to certain limitations. The Company is not required to effect more than two such registrations pursuant to such demand registration rights and not more than one in any 12 month period. In addition, pursuant to the terms of the Stockholders Agreement, after the closing of the offering the holders of 12,332,607 shares of Common Stock will be entitled to certain piggyback registration rights with respect to the registration of such shares of Common Stock under the Securities Act. In addition, pursuant to the terms of the Stockholders Agreement, the holders of 2,020,167 Option Shares will be entitled to certain piggyback registration rights with respect to the registration of such shares under the Securities Act. In the event that the Company proposes to register any shares of Common Stock under the Securities Act, either for its account or for the account of other security holders, the holders shares having piggyback rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after the Company becomes eligible to file a registration statement on Form S-3 certain holders may require the Company to file registration statements under the Securities Act on Form S-3 with respect to their shares of Common Stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of Common Stock held by security holders with registration rights to be included in such registration. The Company is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of Common Stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S
  CERTIFICATE OF INCORPORATION AND BYLAWS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

    In addition, certain provisions of the Certificate and Bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    CLASSIFIED BOARD OF DIRECTORS. The Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Certificate authorizing the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. The Certificate provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate further provides that special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of
(i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Certificate provides that, except to the extent prohibited by DGCL, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involves intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Company has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the offering, the Company will have an aggregate of 14,853,406 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. Of these shares, the 2,500,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act, may generally only be sold in compliance with the limitations described below.

    The remaining 12,353,406 shares of Common Stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 30,791 shares will be eligible for sale 90 to 180 days after the date of this Prospectus, and (ii) 12,332,607 shares will be eligible for sale upon the expiration of lock-up agreements 180 days after the date of this Prospectus. In addition, there are outstanding options to purchase 2,020,167 shares of Common Stock of which will be eligible for sale in the public market from time to time subject to vesting and, in the case of certain options, to the expiration of lock-up agreements.

    In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 148,534 shares immediately after the offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to written plans such as the 1997 Plan may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

    After the date of this Prospectus, the Company intends to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under the Stock Plans. Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. See "Management--Compensation of Directors" and "--1997 Stock Incentive Plan".

    Prior to the offering, there has not been any public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

    All directors and officers and certain stockholders of the Company (holding an aggregate of approximately 12,322,607 shares of Common Stock) have agreed that they will not, without the prior written consent of the representatives of the Underwriters, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus. See "Underwriting".

    The Company has agreed not to sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of the Prospectus, except the Company may issue, and grant options to purchase, shares of Common Stock under the Stock Plans. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Shares Eligible for Future Sale".

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for the period from January 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, the Company's independent accountants, given on the authority of such firm as experts in auditing and accounting.

                             CHANGE IN ACCOUNTANTS

    On July 24, 1997, the Company dismissed KPMG Peat Marwick LLP and engaged Price Waterhouse LLP as its independent accountants to audit its financial statements as of, and for the period ended, December 31, 1996. The decision to change independent accountants from KPMG Peat Marwick LLP to Price Waterhouse LLP was approved by the Company's Board of Directors.

    The Company believes, and has been advised by KPMG Peat Marwick LLP that it concurs in such belief, that, for the period from January 23, 1996 (inception) through December 31, 1996 and for the period from January 1, 1997 through July 24, 1997, the Company and KPMG Peat Marwick LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

    The report of KPMG Peat Marwick LLP on the Company's financial statements for the period from January 23, 1996 (inception) through December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that year there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of Common Stock pursuant to the Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement or the exhibits thereto in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved, and such statements shall be deemed qualified by such reference. The Registration Statement and the exhibits thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Registration Statement and other information filed by the Company with the Commission also are available at the Web site maintained by the Commission on the World Wide Web at http://www.sec.gov. For further information pertaining to the Company and the Common Stock offered by this Prospectus, reference is hereby made to the Registration Statement.

                                DOUBLECLICK INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          -----

Report of Price Waterhouse LLP, Independent Accountants..............................         F-2

Consolidated Balance Sheet as of December 31, 1996 and 1997..........................         F-3

Consolidated Statement of Operations for the period from January 23, 1996 (inception)
  to December 31, 1996 and for the year ended December 31, 1997......................         F-4

Consolidated Statement of Changes in Stockholders' (Deficit) Equity for the period from January 23, 1996 (inception) to December 31, 1996 and for the year ended
  December 31, 1997..................................................................         F-5

Consolidated Statement of Cash Flows for the period from January 23, 1996 (inception)
  to December 31, 1996 and for the year ended December 31, 1997......................         F-6

Notes to Consolidated Financial Statements...........................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
DoubleClick Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of DoubleClick Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from January 23, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP
NEW YORK, NEW YORK
FEBRUARY 10, 1998

                                DOUBLECLICK INC.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                             --------------  --------------       PRO FORMA
                                                                                                CONVERSION OF
                                                                                                 CONVERTIBLE
                                                                                               PREFERRED STOCK
                                                                                                   (NOTE 1)
                                                                                                 DECEMBER 31,
                                                                                                     1997
                                                                                             --------------------
                                                                                                 (UNAUDITED)

                                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents..................................   $         --    $  2,671,845
Short-term investments.....................................             --       5,874,229
Accounts receivable, less allowance for doubtful accounts
  of $150,000 at December 31, 1996 and $712,075 at December
  31, 1997.................................................      4,078,837      10,489,256
Prepaid expenses and other current assets..................             --         355,841
                                                             --------------  --------------
    Total current assets...................................      4,078,837      19,391,171

Property and equipment, net................................        445,794       1,997,326
Investments, at cost.......................................             --         254,926
Other assets...............................................            900          98,574
                                                             --------------  --------------
    Total assets...........................................   $  4,525,531    $ 21,741,997
                                                             --------------  --------------

                                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
Accounts payable...........................................   $  1,948,714    $  8,142,429
Accrued expenses...........................................      1,097,418       3,408,542
Deferred revenues..........................................        733,433          91,061
Deferred license and service fees..........................             --         237,500
Due to related party.......................................      3,337,736              --
                                                             --------------  --------------
    Total current liabilities..............................      7,117,301      11,879,532

Deferred license and service fees..........................             --         462,500

STOCKHOLDERS' (DEFICIT) EQUITY:
Convertible preferred stock, par value $.001; 40,000 shares
  authorized; issued and outstanding; 40,000 at December
  31, 1997; none pro forma.................................             --              40      $           --
Common stock, par value $.001; 40,000,000 shares
  authorized; issued and outstanding 9,059,120 shares at
  December 31, 1996; 6,118,972 at December 31, 1997;
  12,353,406 pro forma.....................................          9,059           6,119              12,353
Additional paid-in capital.................................        590,941      46,996,328          46,990,134
Cumulative translation adjustment..........................             --          (1,271)             (1,271)
Deferred compensation......................................             --      (1,056,773)         (1,056,773)
Accumulated deficit........................................     (3,191,770)    (36,544,478)        (36,544,478)
                                                             --------------  --------------  --------------------
    Total stockholders' (deficit) equity...................     (2,591,770)      9,399,965      $    9,399,965
                                                             --------------  --------------  --------------------
                                                                                             --------------------
Commitments (Note 8)
    Total liabilities and stockholders' (deficit) equity...   $  4,525,531    $ 21,741,997
                                                             --------------  --------------
                                                             --------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                DOUBLECLICK INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                  PERIOD FROM
                                                                                JANUARY 23, 1996         YEAR
                                                                              (INCEPTION) THROUGH       ENDED
                                                                                  DECEMBER 31,       DECEMBER 31,
                                                                                      1996               1997
                                                                              --------------------  --------------
Revenues....................................................................      $  6,514,087         30,597,031
Cost of revenues............................................................         3,780,133         20,627,724
                                                                              --------------------  --------------
  Gross profit..............................................................         2,733,954          9,969,307
                                                                              --------------------  --------------
Operating expenses
  Sales and marketing.......................................................         3,079,305         10,710,418
  General and administrative................................................         2,144,312          6,325,666
  Product development.......................................................           618,251          1,398,313
                                                                              --------------------  --------------
    Total operating expenses................................................         5,841,868         18,434,397
                                                                              --------------------  --------------

Loss from operations........................................................        (3,107,914)        (8,465,090)

Interest income.............................................................             7,234            449,618
Interest expense............................................................           (91,090)          (340,789)
                                                                              --------------------  --------------
Net loss....................................................................      $ (3,191,770)      $ (8,356,261)
                                                                              --------------------  --------------
                                                                              --------------------  --------------
Pro forma basic and diluted net loss per share..............................      $      (0.35)      $      (0.80)
                                                                              --------------------  --------------
                                                                              --------------------  --------------
Pro forma weighted average shares used in basic and diluted net loss per
  share calculation.........................................................         9,059,121         10,445,647
                                                                              --------------------  --------------
                                                                              --------------------  --------------


  The accompanying notes are an integral part of these consolidated financial statements.

                                DOUBLECLICK INC.
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

                                                                                   CLASS C COMMON
                               CLASS A COMMON            CLASS B COMMON                                      COMMON STOCK
                           -----------------------  ------------------------  ------------------------  -----------------------
                             SHARES      AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT
                           ----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
Capitalization at
  inception..............   9,059,120   $   9,059
Exchange of Class A
  shares for Class B and
  Class C shares.........  (5,118,230)     (5,118)    5,118,228   $   5,117            2    $       1
Net loss.................
                           ----------  -----------  -----------  -----------       -----        -----   ----------  -----------
Balance at December 31,
  1996...................   3,940,890       3,941     5,118,228       5,117            2            1           --   $      --
Class A shares issued
  upon excercise of stock
  options................      28,750          29
Issuance of Convertible
  Preferred Stock, net of
  issuance costs of
  $168,006...............
Exchange of Class A
  shares for Class B
  shares.................    (271,770)       (272)      271,770         272
Exchange of Class A, B
  and C shares for
  Common shares..........  (3,697,870)     (3,698)   (1,493,861)     (1,494)          (1)                5,191,732       5,192
Class B and C shares
  redeemed...............                            (3,896,137)     (3,895)          (1)          (1)
Common shares issued for
  stock options..........                                                                                  147,938         148
Deferred compensation....
Amortization of deferred
  compensation...........
Issuance of Common Stock
  upon conversion of
  convertible note
  payable to related
  party..................                                                                                  779,302         779
Cumulative foreign
  currency translation...
Net loss.................
                           ----------  -----------  -----------  -----------       -----        -----   ----------  -----------
Balance at December 31,
  1997...................          --   $      --            --   $      --           --    $      --    6,118,972   $   6,119
                           ----------  -----------  -----------  -----------       -----        -----   ----------  -----------
                           ----------  -----------  -----------  -----------       -----        -----   ----------  -----------


                                 CONVERTIBLE                                                                            TOTAL

                               PREFERRED STOCK         ADDITIONAL                                    CUMULATIVE     STOCKHOLDERS'

                           ------------------------     PAID-IN         DEFERRED      ACCUMULATED    TRANSLATION      (DEFICIT)

                            SHARES       AMOUNT         CAPITAL       COMPENSATION      DEFICIT      ADJUSTMENT        EQUITY

                           ---------  -------------  --------------  --------------  -------------  -------------  ---------------

Capitalization at
  inception..............                             $    590,941                                                  $     600,000

Exchange of Class A
  shares for Class B and
  Class C shares.........
Net loss.................                                                             $(3,191,770)                     (3,191,770)

                           ---------          ---    --------------  --------------  -------------  -------------  ---------------

Balance at December 31,
  1996...................         --    $      --          590,941    $         --     (3,191,770)    $      --        (2,591,770)

Class A shares issued
  upon excercise of stock
  options................                                    3,637                                                          3,666

Issuance of Convertible
  Preferred Stock, net of
  issuance costs of
  $168,006...............     40,000    $      40       39,831,954                                                     39,831,994

Exchange of Class A
  shares for Class B
  shares.................                                                                                                      --

Exchange of Class A, B
  and C shares for
  Common shares..........                                                                                                      --

Class B and C shares
  redeemed...............                                                             (24,996,447)                    (25,000,343)

Common shares issued for
  stock options..........                                   23,503                                                         23,651

Deferred compensation....                                1,547,072      (1,547,072)                                            --

Amortization of deferred
  compensation...........                                                  490,299                                        490,299

Issuance of Common Stock
  upon conversion of
  convertible note
  payable to related
  party..................                                4,999,221                                                      5,000,000

Cumulative foreign
  currency translation...                                                                                (1,271)           (1,271)

Net loss.................                                                             $(8,356,261)                     (8,356,261)

                           ---------          ---    --------------  --------------  -------------  -------------  ---------------

Balance at December 31,
  1997...................     40,000    $      40     $ 46,996,328    $ (1,056,773)   $(36,544,478)   $  (1,271)    $   9,399,965

                           ---------          ---    --------------  --------------  -------------  -------------  ---------------

                           ---------          ---    --------------  --------------  -------------  -------------  ---------------


  The accompanying notes are an integral part of these consolidated financial statements.

                                DOUBLECLICK INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  PERIOD FROM
                                                                                JANUARY 23, 1996         YEAR
                                                                              (INCEPTION) THROUGH       ENDED
                                                                                  DECEMBER 31,       DECEMBER 31,
                                                                                      1996               1997
                                                                              --------------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................................      $ (3,191,770)      $ (8,356,261)
  Adjustments to reconcile net loss to cash used in operating activities:
      Depreciation and amortization.........................................            45,932            388,815
      Amortization of deferred compensation expense.........................                --            490,299
      Provision for bad debts...............................................           150,000            562,075
      Changes in operating assets and liabilities:
        Accounts receivable.................................................        (4,228,837)        (6,972,494)
        Prepaid expenses and other current assets...........................              (900)          (453,515)
        Accounts payable....................................................         1,948,714          6,193,715
        Accrued expenses....................................................         1,097,418          2,311,124
        Deferred revenues...................................................           733,433             57,628
                                                                              --------------------  --------------
          Net cash used in operating activities.............................        (3,446,010)        (5,778,614)
                                                                              --------------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of short-term investments.......................................                --         (5,874,229)
  Purchases of property and equipment.......................................          (491,726)        (1,940,347)
  Investments...............................................................                --           (254,926)
                                                                              --------------------  --------------
          Net cash used in investing activities.............................          (491,726)        (8,069,502)
                                                                              --------------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................................           600,000                 --
  Proceeds from exercise of common stock options............................                --             27,317
  Proceeds from issuance of preferred stock, net............................                --         39,831,994
  Redemption of common stock................................................                --        (25,000,343)
  Advances from related party...............................................         3,337,736          3,048,096
  Repayment of advances to related party....................................                --         (1,385,832)
                                                                              --------------------  --------------
          Net cash provided by financing activities.........................         3,937,736         16,521,232
                                                                              --------------------  --------------
Effect of cumulative translation adjustment.................................                --             (1,271)
                                                                              --------------------  --------------
Net increase in cash and cash equivalents...................................                --          2,671,845
Cash and cash equivalents at beginning of period............................                --                 --
                                                                              --------------------  --------------
Cash and cash equivalents at end of period..................................      $         --       $  2,671,845
                                                                              --------------------  --------------
                                                                              --------------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                DOUBLECLICK INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

SUMMARY OF OPERATIONS

    DoubleClick Inc. (the "Company") is a leading provider of comprehensive Internet advertising solutions for advertisers and Web publishers. The Company's DART technology and media expertise enable it to dynamically deliver highly targeted, measurable and cost-effective Internet advertising for advertisers, increase ad sales and improve ad space inventory management for Web publishers. The Company was organized as a Delaware corporation on January 23, 1996 and commenced operations on that date.

    Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective product development efforts, and the acceptance of the Company's solutions by the marketplace.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, DoubleClick Canada Network Inc., DoubleClick Europe Limited and DoubleClick Australia Pty Limited. All significant intercompany transactions and balances have been eliminated. Investments in less than 20% owned business partners, for which the Company does not have the ability to exercise significant influence and there is not a readily determinable market value, are accounted for using the cost method of accounting. Dividends and other distributions of earnings from investees, if any, are included in income when declared.

PRO FORMA CONVERSION OF PREFERRED STOCK (UNAUDITED)

    On November 7, 1997, the Board of Directors of the Company authorized management to pursue an initial public offering of the Company's common stock. Upon closing of the Company's proposed initial public offering, the Company's Convertible Preferred Stock will automatically convert into 6,234,434 shares of Common Stock. The pro forma effect of the conversion of the Convertible Preferred Stock on stockholders' equity has been presented as a separate column in the Company's consolidated balance sheet assuming the conversion had occurred on December 31, 1997.

MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all short-term investments with a remaining contractual maturity at date of purchase of three months or less to be cash equivalents.

                                DOUBLECLICK INC.

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The Company classifies its short-term investments as available-for-sale.
Accordingly, these investments, primarily corporate bonds with maturities ranging from four to seven months, are carried at fair value. At December 31, 1997, the fair value of such securities approximated cost and there were no unrealized holding gains or losses.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight line method over the estimated useful life of the assets. Leasehold improvements are amortized over their estimated useful lives, or the term of the leases, whichever is shorter.

REVENUE RECOGNITION

    Revenues are derived primarily from the delivery of advertising impressions through third-party Web sites comprising the DoubleClick Network (the "Network"). Revenues are recognized in the period the advertising impressions are delivered provided collection of the resulting receivable is probable.

    The Company becomes obligated to make payments to third-party Web sites, which have contracted with the Company to be part of the Network, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the consolidated statement of operations.

    From time-to-time during the period ended December 31, 1996, and to a lesser extent during the year ended December 31, 1997, the Company arranged for the placement of advertising on certain third-party Web sites for which it received commissions and fees. For such transactions, the advertisers were responsible for making payments directly to the Web sites. Commissions and fees derived from such transactions totaled $1,073,745 for the period from January 23, 1996 (inception) to December 31, 1996 and $137,064 for the year ended December 31, 1997, and such amounts are classified as revenues in the consolidated statement of operations.

    Deferred license and service fees represent payments received in advance from third parties or affiliated companies for use of the Company's trademarks, access to the Company's proprietary technology, and certain personnel during fixed periods of time which range from two to four years. Such fees will be recognized as revenues ratably over the terms of the applicable agreements. The Company is obligated to provide any enhancements or upgrades it develops and other support over the term of the applicable agreements.

PRODUCT DEVELOPMENT COSTS

    Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

                                DOUBLECLICK INC.

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ADVERTISING EXPENSES

    The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the consolidated statement of operations and totaled $217,546 for the period from January 23, 1996 (inception) through December 31, 1996, $712,172 for the year ended December 31, 1997.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK

    The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses. At December 31, 1996 and 1997 the fair value of these instruments approximated their financial statement carrying amount.

    Credit is extended to customers based on an evaluation of their financial condition, and collateral is not required. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts. Revenues derived from customers outside the United States have not been significant.

    The Company is subject to concentrations of credit risk and interest rate risk related to its short-term investments. The Company's credit risk is managed by limiting the amount of investments placed with any one issuer, investing in money market funds, short term commercial paper, and A1 rated corporate bonds with an average days to maturity of 74 days at December 31, 1997.

    During the periods presented in the consolidated statement of operations, the Company derived substantially all of its revenues from the delivery of advertisements on Web sites that are part of the Network. In December 1996, the Company entered into a Procurement and Trafficking agreement (the "Agreement"), as amended on January 7, 1998, with Digital Equipment Corporation to deliver advertising to users of the AltaVista Web site. Under the terms of the amended Agreement, the Company is the exclusive representative for the delivery of advertisements on certain pages within the AltaVista Web site, subject to certain exceptions. The amended Agreement terminates in December 1999 and either party may terminate the Agreement, after July 1998, upon 90 days' prior written notice. AltaVista is a significant part of the Network and is expected to account for a significant portion of the Company revenues for the next few years. The loss of AltaVista as part of the Network, any reduction in traffic on the AltaVista Web site, or a termination of AltaVista's contract with the Company, would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, given the short-term nature of the AltaVista contract, as is the case with most of the Company's advertiser and Web publisher contracts, the Company will have to negotiate new contracts or renewals which may have terms that are not as favorable to the Company as the existing contracts, which could have a material adverse effect on the Company's business, results of operations and financial condition. Net revenues derived from advertising impressions delivered to users of the AltaVista Web site represented 0% and 44.7% of the Company's total revenues for the periods ended December 31, 1996 and 1997, respectively. No other Web site on the Network was responsible for 10% or more of the Company's total revenues during the periods presented in the consolidated statement of operations.

                                DOUBLECLICK INC.

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenues associated with major advertising customers, as a percentage of total revenues, are as follows:

                JANUARY 23,
             1996 (INCEPTION)           YEAR
                  THROUGH               ENDED
               DECEMBER 31,         DECEMBER 31,
CUSTOMER           1996                 1997
----------  -------------------  -------------------
    A                   10%              --

Accounts receivable regarding significant customers, as a percentage of total accounts receivable, are as follows:

                                    DECEMBER 31,         DECEMBER 31,
CUSTOMER                                1996                 1997
----------                       -------------------  -------------------
    A                                        10%              --
    B                                         5                   12%

INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

FOREIGN CURRENCY

    The functional currencies of the Company's subsidiaries are the local currencies. The financial statements of these subsidiaries are translated to United States dollars using year-end rates of exchange for assets and liabilities and average rates during the year for revenues, cost of revenues and expenses. Translation gains and losses are deferred and accumulated as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented.

EQUITY BASED COMPENSATION

    The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123 Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for

                                DOUBLECLICK INC.

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) employee stock grants made in 1996 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

PRO FORMA NET LOSS PER SHARE


    Pro-forma basic net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock. Pro forma diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and common stock equivalents outstanding during each period and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock. Common stock equivalents include all stock options that would have a dilutive effect, applying the treasury stock method. Due to the significant impact of the assumed conversion of the Convertible Preferred Stock upon closing of an initial public offering, historical net loss per share is not meaningful, and therefore, is not presented.


NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings Per Share (Statement 128). Statement 128 establishes standards for the computation, presentation and disclosure of earnings per share
(EPS), replacing the presentation of currently required Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures. Basic EPS is based on the weighted average number of common shares outstanding during the period. Diluted EPS is based on the potential dilution that would occur on exercise or conversion of securities into common stock using the treasury stock method. The Company adopted Statement 128 as of December 31, 1997, which had no material impact to its reported EPS amounts.

    In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This statement establishes standards for disclosing information about an entity's capital structure. Adoption of SFAS No. 129 will have no impact on the Company's existing disclosures.

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement 130, which is effective for fiscal years beginning after December 15, 1997, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company anticipates that implementing the provisions of Statement 130 will not have a significant impact on the Company's existing disclosures.

                                DOUBLECLICK INC.

NOTE 1--SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (Statement 131). Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company anticipates that implementing the provisions of Statement 131 will not have a significant impact on the Company's existing disclosures.

NOTE 2--PROPERTY AND EQUIPMENT

                                                                        ESTIMATED    DECEMBER 31,    DECEMBER 31,
                                                                       USEFUL LIFE       1996            1997
                                                                       -----------  --------------  --------------
Computer equipment...................................................    1-3 years   $    471,366    $  1,768,509
Furniture and fixtures...............................................      5 years         20,360         273,856
Leasehold improvements...............................................    1-5 years        --              389,708
                                                                                    --------------  --------------
                                                                                          491,726       2,432,073
Less accumulated depreciation and amortization.......................                      45,932         434,747
                                                                                    --------------  --------------
                                                                                     $    445,794    $  1,997,326
                                                                                    --------------  --------------
                                                                                    --------------  --------------

NOTE 3--INVESTMENTS

    In August 1997, the Company purchased 10% voting interests in each of DoubleClick Japan Inc. and DoubleClick Iberoamerica, S.L. for $154,926 and $100,000, respectively. The Company has the option to purchase an additional 12% voting interest in DoubleClick Japan Inc. for the then current value as defined. The Company also has the option to purchase a 39% voting interest in DoubleClick Iberoamerica, S.L. at the adjusted book value as defined. These business partners were formed to establish networks similar to the Network and to provide comprehensive Internet advertising solutions for advertisers, and has publishers in Japan, Spain and Portugal, and all of Latin America.

    The Company also entered into agreements to provide the business partners with use of the Company's trademarks and the right to access the Company's proprietary technology and certain personnel during the term of the agreements, which range from two to four years. As of December 31, 1997 the Company had received $700,000 from its business partners. Such amounts are presented in the consolidated balance sheet as deferred license and service fees. The Company has agreed to provide the business partners with any product enhancements and upgrades it develops, technical support, and maintenance. Further, the Company and the business partners have agreed to certain arrangements whereby each party shall be paid a commission for the sale of advertising impressions to be delivered on the other parties' networks.

NOTE 4--INCOME TAXES

    No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At December 31, 1997, the Company had approximately $8,750,000 of federal net operating loss carryforwards available to offset future taxable income; such

                                DOUBLECLICK INC.

NOTE 4--INCOME TAXES (CONTINUED)
carryforwards expire in various years through 2012. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

    The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets (liabilities) are comprised of the following:

                                                                           DECEMBER 31,    DECEMBER 31,
                                                                               1996            1997
                                                                          --------------  --------------
Deferred tax assets
  Net operating loss carryforwards......................................   $    989,000    $  2,974,000
  Deferred revenues, license and service fees...........................             --         238,000
  Other.................................................................         96,000         525,000
                                                                          --------------  --------------
Gross deferred tax assets...............................................      1,085,000       3,737,000
Valuation allowance.....................................................      1,085,000       3,737,000
                                                                          --------------  --------------
Net deferred tax assets.................................................   $         --    $         --
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE 5--STOCKHOLDERS' EQUITY

    The Company's Certificate of Incorporation, as initially filed, authorized 40,000,000 shares of $.001 par value common stock designated as Class A, B, C, or Common Stock. The rights and privileges of the Company's four classes of common stock are generally similar, although Class C common stockholders have certain super-voting privileges, and Class B shares are non-voting.

    In September 1996, the Company exchanged 5,118,230 shares of Class A common stock for 5,118,228 shares of Class B common stock and 2 shares of Class C common stock. The exchanges were effected at par value.

    In June 1997, the Company authorized and issued 40,000 shares, $.001 par value, of Convertible Preferred Stock. The shares were issued for $1,000 per share. The shares of Convertible Preferred Stock have certain rights, preferences, and restrictions with respect to conversion, liquidation and voting as follows:

    - Each share of Convertible Preferred Stock is convertible, at the option of the holder, at any time into 155.86 shares of Common Stock, subject to certain antidilution provisions.

    - Conversion of Convertible Preferred Stock into Common Stock is automatic upon (i) the closing of a public or private offering of the Company's common stock when at least $20,000,000 is raised, and the offering is executed at a pre-money valuation of the Company of at least $100,000,000, or (ii) the Company meets or exceeds 90% of agreed-upon projections for each of 1997 and 1998.

    - Upon dissolution, sale, or liquidation, as defined, the holders of Convertible Preferred Stock are entitled to (i) a proportionate share of proceeds, assuming all Convertible Preferred Stock is converted into common stock if the value of the Company exceeds $70,000,000, (ii) $40,000,000 if the value of Company is more than $50,000,000 and less than $70,000,000, or (iii) 75% of the total proceeds to all stockholders if the value of the Company is less than $50,000,000.

                                DOUBLECLICK INC.

NOTE 5--STOCKHOLDERS' EQUITY (CONTINUED)
    - The holders of Convertible Preferred Stock are entitled to vote on an as converted basis with the holders of Common Stock.

    Concurrent with the issuance of Convertible Preferred Stock, the Company effected an exchange and redemption of its outstanding Class A, B, and C common stock. Pursuant to the exchange, the stockholders of Class A, B, and C common shares received 1, .28, and .28 shares, respectively, of newly issued Common Stock for each share exchanged. Holders of the Class B and C common shares redeemed their remaining shares for $4.64 per share, or $25,000,343 in the aggregate.

    On December 15, 1997, the Company's stockholders ratified a one-for-two reverse stock split of all issued and outstanding Common Stock of the Company. All share and per share amounts affecting net loss per share, weighted average number of Common and Common equivalent shares outstanding, Common Stock issued and outstanding, additional paid-in capital and all other stock transactions presented in these consolidated financial statements and related notes have been restated to reflect the one-for-two reverse stock split.

    Holders of Common Stock are subject to substantial restrictions on transfer and also have certain "piggyback" and demand registration rights which, with certain exceptions, require the Company to use its best efforts to include in any of the Company's registration statements any shares requested to be so included. Further, the Company will pay all expenses directly incurred on its behalf in connection with such registration.

STOCK OPTION PLAN

    The 1997 Stock Option Plan (the "1997 Plan") serves as the successor to the Company's 1996 Stock Option Plan (the "Predecessor Plan"). The 1997 Plan was adopted by the Board of Directors on November 7, 1997 and was subsequently approved by the stockholders. The 1997 Plan became effective immediately upon the Board of Directors' adoption of the Plan (the "Plan Effective Date"). Under the 1997 Plan, 3,000,000 shares of Common Stock are reserved for the issuance of incentive and nonqualified stock options. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date including the shares subject to outstanding options, and (ii) an additional 1,550,000 shares of Common Stock. In addition, the number of shares of Common Stock reserved for issuance under the 1997 Plan will automatically increase on the first trading day of each calendar year, beginning with the 1999 calendar year, by an amount equal to (3%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. To the extent any unvested shares of Common Stock issued under the 1997 Plan are subsequently repurchased by the Company, at the exercise price or direct issue paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1997 Plan. In no event, however, may any one participant in the 1997 Plan receive option grants or direct stock issuances for more than 375,000 shares of Common Stock in the aggregate per calendar year.

    On the Plan Effective Date, outstanding options under the Predecessor Plan were incorporated into the 1997 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the 1997 Plan Administrator elects to extend one or more features of the 1997 Plan to those options. The options have substantially the same terms as will be in effect for grants made under the 1997 Plan.

                                DOUBLECLICK INC.

NOTE 5--STOCKHOLDERS' EQUITY (CONTINUED)
    Generally, options granted under the Plan vest ratably over a period of three to four years from the date of grant and expire 10 years from the date of grant and terminate, to the extent not exercised, upon termination of employment.

    A summary of stock option activity from inception is as follows:

                                                                     OUTSTANDING OPTIONS
                                                                ------------------------------
                                                                                  WEIGHTED
                                                                  NUMBER OF        AVERAGE
                                                                   SHARES      EXERCISE PRICE
                                                                -------------  ---------------
Options granted...............................................      1,363,380     $    0.16
Options exercised.............................................             --            --
Options canceled..............................................         (2,000)         0.12
                                                                -------------         -----
Balance at December 31, 1996..................................      1,361,380          0.16
Options granted...............................................      1,038,725          3.41
Options exercised.............................................       (176,688)         0.16
Options canceled..............................................       (203,250)         0.66
                                                                -------------         -----
Balance at December 31, 1997..................................      2,020,167          1.78
                                                                -------------         -----
Exercisable at December 31, 1997..............................        408,024     $    0.14
                                                                -------------         -----
                                                                -------------         -----

    During the year ended December 31, 1997, deferred compensation of $1,547,072 was recorded for options granted of which $490,299 was amortized to compensation expense. The remaining deferred compensation will be amortized over the balance of the four year vesting period of the stock options.

    Had the Company determined compensation cost of employee stock options based on the minimum value of the stock options at the grant date, consistent with the guidelines of SFAS 123 (which excludes any volatility factor), the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                                  PERIOD FROM
                                                                               JANUARY 23, 1996
                                                                                  (INCEPTION)
                                                                                    THROUGH         YEAR ENDED
                                                                                 DECEMBER 31,      DECEMBER 31,
                                                                                     1996              1997
                                                                               -----------------  ---------------
Net loss:
  As reported................................................................    $   3,191,770     $   8,356,261
  Pro forma per SFAS 123.....................................................        3,201,393         8,929,654
Pro forma net loss per share:
  As reported................................................................    $       (0.24)    $       (0.56)
  Pro forma per SFAS 123.....................................................            (0.24)            (0.60)

    The per share weighted average fair value of options granted during the period from inception to December 31, 1996 and for the year ended December 31, 1997 was $0.03 and $2.21, respectively, on the date with the following weighted average assumptions:

                                                                                    PERIOD FROM
                                                                                 JANUARY 23, 1996
                                                                                    (INCEPTION)
                                                                                      THROUGH         YEAR ENDED
                                                                                   DECEMBER 31,      DECEMBER 31,
                                                                                       1996              1997
                                                                                 -----------------  --------------
Expected dividend yield........................................................              0%                0%
Risk-free interest rate........................................................            5.6%              6.0%
Expected life..................................................................        4 years           4 years

                                DOUBLECLICK INC.

NOTE 6--RELATED PARTY TRANSACTIONS

    During the period from January 23, 1996 (inception) through March 31, 1997, the Company received certain administrative and support services from a stockholder (the "related party"). The Company reimbursed the related party for administrative and support services at amounts which approximated the fair market value of such services. In addition, the related party advanced the Company amounts required to fund operations and investing activities. The advances were unsecured and bore interest at the 30-day LIBOR rate plus 2.5% (8.3% at December 31, 1996). Amounts due to the related party reflect the following activities:

Administrative and support services charges during 1996........................  $   462,817
Cash advances during 1996......................................................    2,874,919
                                                                                 -----------
  Balance due to related party at December 31, 1996............................    3,337,736
Cash advances during the three months ended March 31, 1997.....................    3,048,096
Repayment of advances..........................................................   (1,385,832)
Conversion of advances into convertible note payable...........................   (5,000,000)
                                                                                 -----------
Balance due to related party at December 31, 1997..............................  $        --
                                                                                 -----------
                                                                                 -----------

    Effective April 1, 1997 the related party ceased providing such administrative and support services to the Company.

    On June 4, 1997, the Company converted advances from the related party into a $5,000,000, convertible note. Principal was payable, with any and all accrued and unpaid interest, on June 4, 2000. The note accrued interest at a per annum rate equal to the "Federal Short Term Rate". On December 30, 1997 at the option of the holder, the convertible note was converted into 779,302 shares of the Company's common stock at a conversion price of $6.42.

NOTE 7--SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure of cash flow information:

                                                                                     PERIOD FROM
                                                                                     JANUARY 23,
                                                                                         1996
                                                                                     (INCEPTION)
                                                                                       THROUGH        YEAR ENDED
                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1996            1997
                                                                                    --------------  --------------
Cash paid for interest:                                                               $   91,090     $    338,570
                                                                                    --------------  --------------
                                                                                    --------------  --------------

Non-cash financing activities: On June 4, 1997, the Company converted $5.0 million of advances from the related party into a $5.0 million convertible note. On December 30, 1997, the convertible note was converted into 779,302 shares of the Company's common stock.

                                DOUBLECLICK INC.

NOTE 8--COMMITMENTS

LEASES

    The Company leases facilities under operating lease agreements expiring through 2002. Future minimum lease payments under these leases are as follows:

Years ending December 31:                                                                          FUTURE MINIMUM
                                                                                                   LEASE PAYMENTS
                                                                                                  ----------------
1998............................................................................................    $    701,964
1999............................................................................................         527,237
2000............................................................................................         427,856
2001............................................................................................         382,949
2002 and thereafter.............................................................................         287,212

    Rent expense totaled approximately $163,195 for the period from January 23, 1996 (inception) to December 31, 1996, and $489,944 for the year ended December 31, 1997, respectively.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., BT Alex. Brown Incorporated and Cowen & Company are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                NUMBER OF
                                                                                SHARES OF
                               UNDERWRITER                                    COMMON STOCK
-------------------------------------------------------------------------  -------------------
Goldman, Sachs & Co......................................................
BT Alex. Brown Incorporated..............................................
Cowen & Company..........................................................
                                                                                 ----------
    Total................................................................         2,500,000
                                                                                 ----------
                                                                                 ----------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $    per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the initial public offering price and other selling terms may from time to time be varied by the representatives.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 375,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,500,000 shares of Common Stock offered.

    The Company, its directors and officers, and certain of its stockholders have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or of any other securities of the Company (other than, in the case of the Company, pursuant to stock incentive plans existing on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

    Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered by them.

    In connection with the offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

    Up to 10% of the shares of Common Stock offered hereby may be reserved for sale to the Company's employees, directors and other persons with direct business relationships with the Company. Sales of shares to such persons will be at the initial public offering price. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DCLK", subject to official notice of issuance. The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

    An affiliate of BT Alex. Brown Incorporated, one of the representatives of the Underwriters in the offering, is a limited partner of ABS Capital Partners II, L.P., a stockholder of the Company. In addition, another affiliate of BT Alex. Brown Incorporated is a non-managing member of ABS Partners II, LLC, the general partner of ABS Capital Partners II, L.P.

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed to be an affiliate of BT Alex. Brown Incorporated. For a description of certain relationships between BT Alex. Brown Incorporated and its affiliates and the Company, see "Certain Transactions" and "Principal Stockholders". The offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

  [AN ILLUSTRATION NAMING THE WEB SITES CURRENTLY ON THE DOUBLECLICK NETWORK]

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                       PAGE
                                                       -----
Prospectus Summary................................           3
Risk Factors......................................           6
Use of Proceeds...................................          17
Dividend Policy...................................          17
Capitalization....................................          18
Dilution..........................................          19
Selected Consolidated Financial Data..............          20
Management's Discussion And Analysis Of Financial
 Condition And Results Of Operations..............          21
Business..........................................          28
Management........................................          42
Certain Transactions..............................          50
Principal Stockholders............................          51
Description of Securities.........................          54
Shares Eligible for Future Sale...................          58
Legal Matters.....................................          59
Experts...........................................          59
Change in Accountants.............................          59
Additional Information............................          60
Index to Consolidated Financial Statements........         F-1
Underwriting......................................         U-1

    THROUGH AND INCLUDING              , 1998 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                DOUBLECLICK INC.

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

                              --------------------

                                     [LOGO]

                              --------------------

                              GOLDMAN, SACHS & CO.

                                 BT ALEX. BROWN

                                COWEN & COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


                                                                                   AMOUNT TO
                                                                                    BE PAID
                                                                                 -------------
SEC registration fee...........................................................   $    11,874
NASD filing fee................................................................         4,525
Nasdaq National Market listing fee.............................................        88,500
Printing and engraving.........................................................       170,000
Legal fees and expenses........................................................       300,000
Accounting fees and expenses...................................................       150,000
Blue sky fees and expenses (including legal fees)..............................        15,000
Transfer agent fees............................................................         5,000
Miscellaneous..................................................................         5,101
                                                                                 -------------
    Total......................................................................   $   750,000
                                                                                 -------------
                                                                                 -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since January 23, 1996 (inception):


    In January 1996, the Registrant issued an aggregate of 905,912 shares of its common stock, par value $.01 per share ("Original Common Stock"), (i) to Poppe Tyson, Inc. a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt in exchange for $500,000 in cash, and (ii) to Kevin J. O'Connor and Dwight A. Merriman in exchange for $75,000 in cash and fixed assets having an approximate value of $25,000. Such shares of Original Common Stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.


    In August 1996, all outstanding shares of Original Common Stock were converted into shares of class A common stock.


    In June 1997, the DoubleClick Acquisition Corp. ("Newco") merged with and into the Registrant (the "Merger"). As a result of the Merger, the Registrant issued an aggregate of 36,667 shares of its Convertible Preferred Stock, par value $.001 per share, to the holders of common stock of Newco which consisted of: Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Brookside Capital Partners Fund, L.P., ABS Capital Partners II, L.P., Greylock Equity Limited Partnership, Greylock IX Limited Partnership, Canaan S.B.I.C., L.P., Canaan Equity, L.P., Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., Venrock Associates and Venrock Associates II, L.P. Such shares of Convertible Preferred Stock are convertible into an aggregate of 5,714,950 shares of Common Stock. In addition, as part of the Registrant's recapitalization, 7,395,740 shares of class A common stock were converted into 7,395,740 shares of Common Stock and 10,780,000 shares of class B common stock were converted into 2,987,721 shares of Common Stock.



    Also in June 1997, the Registrant sold 3,333 shares of its Convertible Preferred Stock to the following investors for $3,333,000: WPG Enterprise Fund III, L.P., Weiss, Peck & Greer Venture Associates IV, L.P. and Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Such shares of Convertible Preferred Stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof. Such shares of Convertible Preferred Stock are convertible into an aggregate of 519,484 shares of Common Stock.


    In December 1997, the Company issued 779,302 shares of Common Stock to Bozell, Jacobs, Kenyon & Eckhardt, Inc. upon conversion of a Convertible Promissory Note in the principal amount of $5,000,000. Such shares of Common Stock were issued in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2).

    The Registrant from time to time has granted stock options to employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder. The following table sets forth certain information regarding such grants:

                                                                                           RANGE OF
                                                                          NUMBER OF        EXERCISE
                                                                           SHARES           PRICES
                                                                        -------------  -----------------
January 23, 1996 (inception) through December 31, 1996................      1,363,380        $0.14- 0.28
January 1, 1997 through December 31, 1997.............................      1,038,725         0.28-13.00

    Between January 1, 1996 and December 31, 1997, an aggregate of 176,668 shares of Common Stock were issued to employees of the Registrant pursuant to the exercise of options at a weighted average exercise price of $0.16 per share in reliance on an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder.

    As indicated, the above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


    NUMBER                                                DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       1.1** Form of Underwriting Agreement.
       3.1** Restated Certificate of Incorporation.
       3.2** Amendment to Restated Certificate of Incorporation.
       3.3   Amended and Restated Certificate of Incorporation to be in effect upon the closing of the initial public offering.
       3.4** Bylaws.
       3.5   Amended and Restated Bylaws to be in effect upon the closing of the initial public offering.
       4.1   Specimen Common Stock certificate.
       4.2** See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
       4.3** Convertible Promissory Note held by Bozell, Jacobs, Kenyon & Eckhardt, Inc.
       5.1** Opinion of Brobeck, Phleger & Harrison LLP.
      10.1** 1996 Stock Option Plan.
      10.2** 1997 Stock Incentive Plan.
      10.3   [Reserved]
      10.4** Stockholders Agreement, dated as of June 4, 1997.
      10.5** Sublease dated August 1996, between Martin, Marshall, Jaccoma & Mitchell Advertising, Inc. and the
             Registrant.
      10.6** Lease dated July 1997, between Investment Properties Associates and the Registrant.
      10.7+** Procurement and Trafficking Agreement, dated December 1996, by and between Registrant and Digital
             Equipment Corporation.
      10.8** Amendment No. 1 to Procurement and Trafficking Agreement, dated January 1998, by and between
             Registrant and Digital Equipment Corporation.
      11.1   Statement re: Computation of Pro Forma Basic and Diluted Net Loss Per Common Share.
      16.1** Letter from KPMG Peat Marwick LLP.
      16.2** Additional Letter from KPMG Peat Marwick LLP.
      21.1** Subsidiaries of the Registrant.
      23.1   Consent of Price Waterhouse LLP.
      23.2** Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
      24.1** Powers of Attorney.
      24.2** Power of Attorney of Donald Peppers.
      27.1   Financial Data Schedule.

     (b)     Financial Statement Schedules.


  Schedule II  Valuation and Qualifying Accounts.

------------------------
*   To be supplied by amendment.

**  Previously filed.

+ Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 12th day of February, 1998.


                                DOUBLECLICK INC.

                                By:            /s/ KEVIN J. O'CONNOR
                                     ------------------------------------------
                                                 Kevin J. O'Connor
                                              Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on February 12, 1998:


                                 SIGNATURE                                              TITLE(S)
           ------------------------------------------------------  --------------------------------------------------
                                                                   Chief Executive Officer and Chairman of the Board
                           /s/ KEVIN J. O'CONNOR                    Directors (Principal Executive Officer)
                -------------------------------------------
                             Kevin J. O'Connor

                                                                   President and Chief Financial Officer (Principal
                                     *                              Financial Officer)
                -------------------------------------------
                               Kevin P. Ryan

                                     *                             Chief Technology Officer and Director
                -------------------------------------------
                             Dwight A. Merriman

                                     *                             Controller (Principal Accounting Officer)
                -------------------------------------------
                             Stephen R. Collins

                                     *                             Director
                -------------------------------------------
                              David N. Strohm

                                     *                             Director
                -------------------------------------------
                              Mark E. Nunnelly

                                     *                             Director
                -------------------------------------------
                              W. Grant Gregory

                                     *                             Director
                -------------------------------------------
                               Donald Peppers

*By:    /s/ KEVIN J. O'CONNOR
      -------------------------
          Kevin J. O'Connor
          ATTORNEY-IN-FACT

                               DOUBLECLICK, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
         PERIOD FROM JANUARY 23, 1996 (INCEPTION) TO DECEMBER 31, 1996
                      AND THE YEAR ENDED DECEMBER 31, 1997

                               BALANCE AT THE         CHARGED TO                          BALANCE AT THE
                                BEGINNING OF           COSTS AND                            END OF THE
DESCRIPTION                      THE PERIOD            EXPENSES         WRITE-OFFS             YEAR
--------------------------  ---------------------  -----------------  ---------------  ---------------------
                                                             (IN THOUSANDS)
Allowance for doubtful
 accounts:
Period from January 23,
 1996
 (inception) to December
 31, 1996.................        $      --            $     150         $      --           $     150
Year ended December 31,
 1997.....................        $     150            $     831         $     269           $     712

                               INDEX TO EXHIBITS


NUMBER                                                  DESCRIPTION
---------  ------------------------------------------------------------------------------------------------------
      1.1** Form of Underwriting Agreement.
      3.1** Restated Certificate of Incorporation.
      3.2** Amendment to Restated Certificate of Incorporation.
      3.3  Amended and Restated Certificate of Incorporation to be in effect upon the closing of the initial public offering.
      3.4** Bylaws.
      3.5  Amended and Restated Bylaws to be in effect upon the closing of the initial public offering.
      4.1  Specimen Common Stock certificate.
      4.2** See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
      4.3** Convertible Promissory Note held by Bozell, Jacobs, Kenyon & Eckhardt, Inc.
      5.1** Opinion of Brobeck, Phleger & Harrison LLP.
     10.1** 1996 Stock Option Plan.
     10.2** 1997 Stock Incentive Plan.
     10.3  [Reserved]
     10.4** Stockholders Agreement, dated as of June 4, 1997.
     10.5** Sublease dated August 1996, between Martin, Marshall, Jaccoma & Mitchell Advertising, Inc. and the
           Registrant.
     10.6** Lease dated July 1997, between Investment Properties Associates and the Registrant.
     10.7+** Procurement and Trafficking Agreement, dated December 1996, by and between Registrant and Digital
           Equipment Corporation.
     10.8** Amendment No. 1 to Procurement and Trafficking Agreement, dated January 1998, by and between
           Registrant and Digital Equipment Corporation.
     11.1  Statement re: Computation of Pro Forma Basic and Diluted Net Loss Per Common Share.
     16.1** Letter from KPMG Peat Marwick LLP.
     16.2** Additional Letter from KPMG Peat Marwick LLP.
     21.1** Subsidiaries of the Registrant.
     23.1  Consent of Price Waterhouse LLP.
     23.2** Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
     24.1** Powers of Attorney.
     24.2** Power of Attorney of Donald Peppers.
     27.1  Financial Data Schedule.

    (b)    Financial Statement Schedules.


  Schedule II  Valuation and Qualifying Accounts.

------------------------

*   To be supplied by amendment.

**  Previously filed.

+ Confidential treatment to be requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.